UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO
SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934
Check the appropriate box:
☑	Preliminary Information Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).
☐	Definitive Information Statement.

ReSearch Pharmaceutical Services, Inc.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.0001 par value.

(2)	Aggregate number of securities to which transaction applies:

40,339,805 shares of Common Stock (which includes 37,224,215 shares of Common Stock outstanding and 3,075,590 shares of Common Stock underlying options and 40,000 shares of restricted stock).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee and state how it was determined):

The filing fee was determined based upon the sum of (A) 37,224,215 shares of Common Stock multiplied by $6.10 per share, (B) the cash-out of 2,893,361 shares of Common Stock underlying options for total consideration of $11,622,631, which reflects per share consideration of $6.10 less the aggregate exercise price per share of such shares of Common Stock and (C) 40,000 shares of restricted stock multiplied by $6.10 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011610 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$238,934,342.60

(5)	Total fee paid:

$27,740.28

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RESEARCH PHARMACEUTICAL SERVICES, INC.
520 Virginia Drive
Fort Washington, PA 19034
NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY
To our Stockholders:
This notice of written consent and appraisal rights and information statement is being furnished to the holders of record of common stock of ReSearch Pharmaceutical Services, Inc., which we refer to as “RPS,” the “Company,” “we” or “us,” in connection with the Agreement and Plan of Merger described herein.
On December 27, 2010, RPS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Roy RPS Holdings Corp., a Delaware corporation (“Parent”) and an affiliate of Warburg Pincus Private Equity X, L.P., and Parent’s wholly-owned subsidiary, RPS Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into RPS, with RPS surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, each share of common stock of the Company (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), except for shares (i) held by stockholders who are entitled to demand and who have properly demanded appraisal under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares or (ii) owned by the Company (as treasury stock or otherwise), Parent or Merger Sub, will be cancelled and converted automatically into the right to receive $6.10 in cash, without interest and less any required withholdings (the “Merger Consideration”). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.
On December 24, 2010, the Company’s board of directors (the “Board of Directors”) unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interest of the Company’s stockholders, (ii) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (iii) directed that the Merger Agreement be submitted for adoption by the Company’s stockholders and (iv) recommended to the Company’s stockholders that they adopt the Merger Agreement.

The adoption of the Merger Agreement by the Company’s stockholders requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Merger Agreement. On December 27, 2010, stockholders who, collectively, on December 24, 2010 (the “Record Date”), which the Board of Directors had fixed as the record date for stockholders to act to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, owned shares of Common Stock representing approximately 56.8% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement (the “Principal Stockholders”), entered into lock-up agreements (the “Lock-Up Agreements”) with Parent pursuant to which they agreed to deliver written consents and not to transfer their Common Stock or derivative securities thereof. Pursuant to the Lock-Up Agreements, on December 27, 2010, following execution of the Merger Agreement, the Principal Stockholders delivered written consents to the Company, Parent and Merger Sub adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any other RPS stockholder is required to adopt the Merger Agreement or to authorize the transactions contemplated by the Merger Agreement, including the Merger. RPS has not and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement.
Accordingly, your vote in favor of the adoption of the Merger Agreement is not required and is not being requested.
Pursuant to the DGCL, holders of shares of Common Stock, other than the Principal Stockholders, who do not wish to accept the Merger Consideration in exchange for their shares of Common Stock have the right to demand an appraisal, and be paid the “fair value” of their shares of our Common Stock as determined by the Court of Chancery of the State of Delaware. To exercise appraisal rights, holders of record of Common Stock must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or [                    ], 2011, and comply with other procedures set forth in Section 262 of the DGCL. A summary of appraisal rights and how to make a proper demand for appraisal are set forth in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C.
This notice of written consent and appraisal rights and the attached information statement are being sent to you for informational purposes only. We urge you to read the entire information statement carefully. Your vote is not required for the completion of the Merger and, except to the extent you intend to perfect appraisal rights, you are not being asked to take any action in connection with the Merger before its completion. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the adoption of the Merger Agreement will not be effective and the closing on the Merger will not occur until 20 days after the date the attached information statement is mailed to the Company’s stockholders. Please do not send your stock certificates to RPS. You will be advised once the Merger is completed and be given an opportunity and instructions to exchange your shares for the Merger Consideration or, if you have perfected your appraisal rights, to seek appraisal of your shares, as provided by the DGCL.
This notice and the accompanying information statement shall constitute notice to you from RPS of the availability of appraisal rights under Section 262 of the DGCL.

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We encourage you to read the entire information statement carefully because it sets forth the details of the Merger and the other transactions contemplated by the Merger Agreement, as well as other important information.

By order of the Board of Directors,

Steven Bell
Corporate Secretary
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
This information statement is dated [                    ], 2011 and is first being mailed to RPS stockholders on [                    ], 2011.

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- ii -

SUMMARY
The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where You Can Find More Information” beginning on page 62.
Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to “Company,” “RPS,” “we,” “our” and “us” refer to ReSearch Pharmaceutical Services, Inc.; all references to “Parent” refer to Roy RPS Holdings Corp.; all references to “Merger Sub” refer to RPS Merger Sub, Inc.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of December 27, 2010, among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the per share merger consideration of $6.10 in cash, without interest and subject to reduction for any required withholdings, to be received by the holders of our Common Stock and the holders of our restricted stock pursuant to the Merger Agreement; all references to the “Board of Directors” refer to the Company’s Board of Directors; all references to the “Transaction Committee” refer to the Transaction Committee of non-management directors formed to consider the transactions contemplated by the Merger Agreement; and all references to “Common Stock” refer to the Company’s common stock, par value $0.0001 per share.
The Parties to the Merger (page 15)
ReSearch Pharmaceutical Services, Inc. (Company), a Delaware corporation, is a global clinical research organization, or CRO, providing clinical development services to the biopharmaceutical industry. Its services support the design, initiation and management of its clients’ clinical trials programs that are required to obtain regulatory approval to market biopharmaceutical procedures.
Roy RPS Holdings Corp. (Parent), a Delaware corporation, is affiliated with Warburg Pincus Private Equity X, L.P. (“WPX”). Parent has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
RPS Merger Sub, Inc. (Merger Sub), a Delaware corporation, was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (page 15)
On December 27, 2010, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The Company will become a wholly-owned subsidiary of Parent following the Effective Time of the Merger. With the exception of unvested Company stock options, the treatment of which is discussed below, you will have no equity interest in the Company or Parent after the Effective Time of the Merger. At the Effective Time of the Merger:
•	each share of our Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares owned by the Company or by Parent or Merger Sub) will be cancelled and converted automatically into the right to receive the Merger Consideration;

•	each outstanding Company stock option that is vested and exercisable immediately prior to the Effective Time of the Merger will be cancelled in exchange for an amount per share of Common Stock underlying the applicable stock option equal to the excess, if any, of the Merger Consideration, over the applicable exercise price payable in respect of each share of Common Stock underlying the stock option, less any required withholdings;

•	each outstanding Company stock option that is unvested immediately prior to the Effective Time of the Merger and is not contractually entitled to accelerated vesting in connection with the Merger will be exchanged by the Parent or one of its affiliates into stock options having an aggregate intrinsic value equal to the value of such unvested option; and

•	each share of restricted stock will become fully vested, all other restrictions will lapse, and each such share will be converted into the right to receive the Merger Consideration.
Reasons for the Merger (page 20)
After careful consideration of various factors as discussed under “The Merger—Reasons for the Merger” beginning on page 20, the Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interest of the Company’s stockholders, (ii) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (iii) directed that the Merger Agreement be submitted for adoption by the Company’s stockholders and (iv) recommended to the Company’s stockholders that they adopt the Merger Agreement.

Required Approval of the Merger; Written Consent (page 16)
The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of the Company’s stockholders holding a majority of our outstanding Common Stock entitled to vote on the Merger Agreement. On December 27, 2010, following execution of the Merger Agreement and pursuant to the Lock-Up Agreements, the Principal Stockholders delivered to RPS, Parent and Merger Sub a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. As a result, no further action by any other RPS stockholder is required in connection with the adoption of the Merger Agreement. Accordingly, RPS has not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement or to approve the transactions contemplated thereby, including the Merger.
Opinion of the Financial Advisor (page 23 and Annex B)
The Company retained Jefferies & Company, Inc. (“Jefferies”) to act as financial advisor to the Board of Directors in connection with the Merger and to render to the Board of Directors an opinion as to the fairness to the holders of shares of Common Stock of the Merger Consideration of $6.10 per share in cash to be received by such holders. At the meeting of the Board of Directors on December 24, 2010, Jefferies rendered its oral opinion to the Board of Directors, which was subsequently confirmed by delivery of a written opinion, dated December 27, 2010, to the effect that, as of December 27, 2010 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion, the Merger Consideration of $6.10 per share in cash to be received by holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the Board of Directors and addresses only the fairness, from a financial point of view as of the date of the opinion of the Merger Consideration of $6.10 per share in cash to be received by holders of Common Stock. It does not address any other aspects of the Merger and does not constitute a recommendation as to how any holder of Common Stock should act in connection with the Merger or any matter related thereto.
The full text of the written opinion of Jefferies is attached to this information statement as Annex B. The Company encourages its stockholders to read Jefferies’ opinion carefully and in its entirety. For a further discussion of Jefferies’ opinion, see “Opinion of the Financial Advisor” beginning on page 23.

Funding of the Merger (page 30)
The Merger is not conditioned on any financing arrangements. We estimate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $244 million, including related fees and expenses. Parent has obtained an equity commitment letter from WPX, dated December 27, 2010 (the “Equity Commitment Letter”), to fund the Merger and the other transactions contemplated by the Merger Agreement in an amount up to $239 million. The Company is a third-party beneficiary under the Equity Commitment Letter and if (i) Parent and Merger Subsidiary are required to consummate the Merger on account of the closing conditions being satisfied or waived and (ii) Parent or Merger Sub has failed to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, the Company would be entitled to specifically enforce the equity financing, or in the alternative, to elect to terminate the Merger Agreement and receive a termination fee of $40 million from WPX.
Concurrently with the execution of the Merger Agreement, WPX delivered a Guarantee, dated December 27, 2010 (the “Guarantee”) in favor of the Company, pursuant to which and subject to the conditions and limitations specified therein, WPX absolutely, irrevocably and unconditionally guarantees the due and punctual payment when due of Parent’s payment obligations under the Merger Agreement or as a result of the termination of the Merger Agreement, including the $40 million termination fee provided for under the Equity Commitment Letter. The Guarantee is subject to a cap of $242 million.
Restrictions on Solicitation (page 48)
The Merger Agreement prohibits the Company, its subsidiaries and its representatives from soliciting, initiating or knowingly facilitating or encouraging a takeover proposal and from having any discussions or participating in any negotiations with respect to a takeover proposal. The Merger Agreement also prohibits the Board of Directors from responding to a superior takeover proposal, unless such proposal is received by the Board of Directors after the date of the Merger Agreement and before January 31, 2011 and the Board of Directors concludes in good faith that its failure to respond to such takeover proposal would be inconsistent with its fiduciary duties to the Company’s stockholders. The Company is generally prohibited from approving, endorsing or recommending a takeover proposal and may only terminate the Merger Agreement to enter into a superior takeover proposal under certain circumstances. If the Board of Directors terminates the Merger Agreement in light of a superior proposal or the Merger Agreement is terminated as a result of a breach of these restrictions, the Company will be obligated to pay a termination fee of $10 million to Parent. See “The Merger Agreement—Restrictions on Solicitation” on page 48.
Regulatory Approvals Required for the Merger (page 40)
The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated by the Federal Trade Commission (the “FTC”), which prevent transactions such as the Merger from being completed until (i) certain information and materials are furnished to the Department of Justice (the “DOJ”) and the FTC and (ii) the applicable waiting period is terminated or expires. On January 7, 2011, Parent filed the requisite notification and report forms under the HSR Act. Notwithstanding the foregoing, at any time before or after the completion of the merger, the DOJ, the FTC or any state may still challenge the Merger on antitrust grounds. Private parties and non-U.S. governmental authorities may also institute legal actions under the antitrust laws under some circumstances.
There can be no guarantee if and when any of the consents or approvals described above, or any other regulatory consents or approvals that might be required to consummate the Merger, will be obtained or as to the conditions that such consents and approvals may contain.

Conditions to the Merger (page 51)
Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:
•	the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, by the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Common Stock, which occurred when the Principal Stockholders executed and delivered written consents to the Company, Parent and Merger Sub on December 27, 2010 as described above;
•	the expiration or termination of the waiting period under the HSR Act; and
•	the absence of legal prohibitions on the completion of the Merger.
In addition, Parent’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:
•	the Company’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement—Conditions to the Merger” beginning on page 51;
•	the Company’s performance in all material respects of its obligations required to be performed at or prior to the Effective Time of the Merger;
•	the absence of a material adverse effect on the Company;
•	the delivery to Parent by the Company of a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer certifying that the three immediately preceding conditions have been satisfied;
•	the distribution of this information statement to our stockholders and the passage of at least 20 calendar days following such distribution;
•	the termination of a certain related party transaction of the Company; and
•	the delivery to Parent of a certificate signed by the chief executive officer or chief financial officer certifying that an interest in the Company is not a U.S. real property interest.

In addition, the Company’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:
•	Parent’s and Merger Sub’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement—Conditions to the Merger” beginning on page 51;
•	Parent’s and Merger Sub’s performance in all material respects of their obligations required to be performed prior to the Effective Time of the Merger; and
•	the delivery to the Company by Parent of a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying that the two immediately preceding conditions have been satisfied.
Termination of the Merger Agreement (page 53)
The Merger Agreement may be terminated at any time upon the mutual written consent of the Company and Parent. Other circumstances under which the Company or Parent may terminate the Merger Agreement are described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 53. If the Merger Agreement is terminated, then RPS may be required under certain circumstances specified in the Merger Agreement to pay Parent or its designees a termination fee of $10 million. In other circumstances, Parent may be required to pay to the Company a reverse termination fee of $40 million. The specific circumstances in which such termination fees are payable are described under “The Merger Agreement — Termination Fees” and “The Merger Agreement — Remedies” beginning on page 54.
Material United States Federal Income Tax Consequences of the Merger to Our Stockholders (page 31)
Generally, the Merger will be taxable to our stockholders who are United States holders for United States federal income tax purposes. If you are a United States holder of our Common Stock receiving cash pursuant to the Merger or due to the exercise of Appraisal Rights, you generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in our Common Stock surrendered. Any such gain will be long term capital gain subject to tax at capital gain rates if you have held the Common Stock for more than one year or as short term capital gain subject to tax at ordinary income rates if you have held the Common Stock for one year or less. You should consult your own tax advisor for a full understanding of how the Merger will affect your particular tax circumstances.
Interests of Directors and Officers in the Merger (page 34)
You should be aware that certain of our directors and officers may have interests, either directly or indirectly, in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:
•	the cash-out of all outstanding vested and exercisable stock options held by our directors and executive officers;

•	the receipt by our directors and officers of stock options from the Parent or one of its affiliates, in exchange for the unvested outstanding options to acquire shares of Common Stock, of stock options having an aggregate intrinsic value equal to the value of such unvested options;
•	the acceleration of vesting and cash-out of 40,000 shares of restricted stock and options to acquire 100,000 shares of Common Stock held by one of our executive officers pursuant to existing contractual obligations;
•	continued indemnification and insurance coverage for our current and former directors and officers for six years following the Effective Time of the Merger; and
•	severance payments that we may owe, under the terms of their current employment agreements with the Company, to certain of our executive officers in connection with the consummation of the Merger if such officer’s employment is terminated after the Merger and such officer does not enter into a new employment agreement with the Company effective as of the Merger that supersedes such officer’s existing employment agreement.
As of the date of this information statement, no members of our current management have entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Parent has informed us that it may offer current members of management the opportunity to convert all or a portion of their current equity interests in the Company into, or otherwise invest on terms that are no more favorable than other investors in, equity in Parent (and/or a subsidiary of Parent). Further, Parent has informed us that it may establish equity-based compensation plans for management of the surviving corporation. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment, subject to acceleration in certain circumstances, and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), there can be no assurance that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to completion of the Merger and would not become effective until after the Merger is completed.
Our Board of Directors was aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making its determination regarding the Merger Agreement. The interests of the Company’s directors and officers are described more fully under “The Merger—Interests of Directors and Officers in the Merger” beginning on page 34.

Procedures for Receiving Merger Consideration (page 43)
As soon as reasonably practicable after the Effective Time of the Merger, the paying agent will mail a letter of transmittal and instructions to all Company stockholders of record as of the Effective Time of the Merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates or uncertificated shares in exchange for the Merger Consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal. Please do not send your stock certificates to RPS.
Market Price of the Company Common Stock and Dividend Information (page 62)
Our Common Stock is not currently traded on any established public trading market.
Appraisal Rights (page 55)
Holders of record of our Common Stock, other than the Principal Stockholders, may elect to pursue their appraisal rights under the DGCL to receive, in lieu of the Merger Consideration, the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the Merger Consideration. Stockholders of the Company electing to exercise appraisal rights must comply with the procedures required under Section 262 of the DGCL. To qualify for these rights, you must make a written demand for appraisal within 20 days following the mailing of this information statement, or [                    ], 2011, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see “Appraisal Rights” beginning on page 55.
A copy of Section 262 of the DGCL is also included as Annex C to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement.
Q.	What is the proposed transaction?
A.	The proposed transaction is the acquisition of RPS by Parent through Merger Sub pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into RPS, with RPS being the surviving corporation and becoming a wholly-owned subsidiary of Parent.
Q.	If the Merger is completed, what will I receive for my shares of RPS Common Stock?
A.	If the Merger is completed, you will be entitled to receive $6.10 in cash, without interest and subject to reduction for any required withholdings, for each share of our Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. We refer to this amount as the per share “Merger Consideration.” For example, if you own 1,000 shares of our Common Stock, you would be entitled to receive $6,100 in cash in exchange for your shares of Common Stock, subject to reduction for any required withholding tax. Except to the extent that you hold unvested options to acquire shares of Common Stock, in which case your options will be exchanged for options to acquire shares of Parent or one of its affiliates having an aggregate intrinsic value equal to the intrinsic value of your options to acquire shares of Common Stock, you will not be entitled to receive shares of the surviving corporation or Parent or any of its affiliates.
Q.	Will the per share Merger Consideration I receive in the Merger increase if the Company’s results of operations improve or if the price of the Company’s Common Stock increases above the current per share Merger Consideration?
A.	No. The per share Merger Consideration is fixed.
Q.	When is the Merger expected to be completed?
A.	Under applicable securities regulations, the Merger cannot be completed until 20 days after we mail this information statement to our stockholders. We expect the Merger to occur on or about February [ ], 2011, or as promptly as practicable thereafter.
Q.	What happens if the Merger is not consummated?
A.	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Under specified circumstances in connection with the termination of the Merger Agreement, RPS may be required to pay Parent or its designees a termination fee of $10 million, and in other circumstances, Parent may be required to pay to the Company a reverse termination fee of $40 million as described under “The Merger Agreement — Termination Fees” beginning on page 54.

Q.	Why did I receive this information statement?
A.	Applicable laws and regulations require us to provide you with notice of the written consent delivered by the Principal Stockholders, as well as other information, regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger. We are also providing this information statement to provide you with notice of your appraisal rights under Section 262 of the DGCL, described below.
Q.	Why am I not being asked to vote on the Merger?
A.	The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our Common Stock voting (or consenting in writing in lieu of voting) as a single class. The requisite stockholder approval was obtained following the execution of the Merger Agreement on December 27, 2010, when a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger, was delivered to the Company, Parent and Merger Sub by the Principal Stockholders, who collectively owned approximately 56.8% of our outstanding Common Stock on the Record Date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.
Q.	What was the role of the Transaction Committee?
A.	The Transaction Committee, composed solely of certain members of the Board of Directors who are not members of management of the Company (the “Transaction Committee”), was formed on November 24, 2010 to evaluate strategic alternatives, including the potential sale of the Company. Since its formation and throughout the process of evaluating strategic alternatives and negotiating the Merger Agreement, the Transaction Committee has been meeting separately from management of the Company and the rest of the Board of Directors on a regular basis to evaluate important decisions relating to this process, including the decision to commence negotiations with Parent and the decision to enter into the Merger Agreement with Parent and Merger Sub. The Board of Directors and management of the Company have kept the Transaction Committee informed as to the progress of this process to explore a sale of the Company, provided them with access to requested information, cooperated with their requests to monitor this process, and taken into account their input throughout this period. The Transaction Committee unanimously voted to recommend to the Board of Directors that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q.	What is the recommendation of the Board of Directors regarding the Merger Agreement?
A.	Our Board of Directors unanimously voted to approve and recommend the adoption of the Merger Agreement on December 24, 2010 and determined that the Merger and the Merger Agreement were advisable to and in the best interests of, the RPS stockholders. To review the determination of the Board of Directors, see “The Merger—Recommendation of Our Board of Directors” beginning on page 20 of this information statement.
Q.	Am I entitled to appraisal rights?
A.	Yes. You are entitled to appraisal rights if you properly exercise and perfect such appraisal rights in accordance with the procedures specified in Section 262 of the DGCL in connection with the Merger. See “Appraisal Rights” on page 55 of this information statement. Furthermore, this information statement constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.
Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to strictly follow any of these statutory procedures set forth in Annex C may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex C should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.
Q.	Should I send in my stock certificates now?
A.	No. After the consummation of the Merger, Parent will arrange for a letter of transmittal to be sent to you. The per share Merger Consideration will be paid to you once you submit the letter of transmittal together with properly endorsed stock certificates, if applicable, and any other required documentation. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Please do not send your stock certificates to RPS.
See “The Merger Agreement — Procedures for Receiving Merger Consideration” on page 43 of this information statement.
Q.	What if I lost my stock certificate?
A.	If you are unable to submit your stock certificate because it is lost, mutilated or destroyed, you may deliver in lieu thereof an affidavit in form and substance reasonably satisfactory to the surviving corporation or the paying agent in accordance with the instructions set forth in the letter of transmittal provided to you.

Q.	Will I owe taxes as a result of the Merger?
A.	The Merger will be a taxable transaction for all United States holders and Non-United States holders of our Common Stock. As a result, assuming you are a United States holder, the cash you receive in the Merger for your shares of our Common Stock will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive and (ii) the adjusted tax basis of your shares surrendered. See “The Merger—Material United States Federal Income Tax Consequences of the Merger to Our Stockholders” on page 31 of this information statement for a more detailed explanation of the tax consequences of the Merger. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Merger.
Q.	What happens if I sell my shares before completion of the Merger?
A.	If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.
Q.	Where can I find more information about RPS?
A.	We voluntarily file periodic reports and other information with the SEC. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about these facilities. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a Website on the Internet at www.sec.gov that contains reports, proxy statements and other information about RPS that we file electronically with the SEC. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information” on page 62 of this information statement.
Q.	Who can help answer my questions?
A.	If you have questions about the Merger after reading this information statement, please contact RPS in writing at our principal executive offices at 520 Virginia Drive, Fort Washington, PA 19034, Attention: Corporate Secretary, or by telephone at (215) 540-0700.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement and the documents to which we refer you in this information statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, estimates, forecasts and projections about our company and our industry. These forward-looking statements reflect our current views about future events and can be identified by terms such as “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan” and similar expressions, although not all forward-looking statements contain such identifying words. You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results of performance expressed or implied by forward-looking statements, including the risk that the Merger will not close and that the Company’s business will have been adversely impacted during the pendency of the Merger.
Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to, for example:
•	a failure to consummate, or a delay in the consummation of, the Merger for various reasons;
•	adverse economic conditions in general and in the biopharmaceutical industry in particular;
•	future demand for our integrated solutions from the biopharmaceutical industry;
•	trends in research and development spending;
•	intense competition in the biopharmaceutical and CRO industries, including merger and acquisitions activity;
•	our ability to raise sufficient additional capital to operate our business;
•	lower than expected service revenue;
•	unexpected costs or other liabilities;
•	changes in laws, rules and regulations affecting our business and that of our clients;
•	our ability to predict our revenues, gross margin and operating income accurately;
•	expansion of our international operations;

•	our ability to manage our growth;
•	adverse results of any legal proceedings; and
•	our ability to attract or retain qualified personnel, including management, sales and marketing and scientific personnel.
We caution you against placing undue reliance on forward-looking statements, which are based on information currently available to us as of the date of this information statement. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. We advise you to refer to the Company’s most recent Form 10-K, 10-Q and 8-K reports voluntarily filed with the Securities and Exchange Commission including the risks, uncertainties and other factors discussed therein. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 62.

THE PARTIES TO THE MERGER
ReSearch Pharmaceutical Services, Inc.
Our predecessor, ReSearch Pharmaceutical Services, Inc., a Pennsylvania corporation, or Old RPS, was incorporated in Pennsylvania in 1994. We were incorporated in Delaware on January 30, 2006, as Cross Shore Acquisition Corporation, or Cross Shore. Old RPS merged into a wholly-owned subsidiary of Cross Shore in 2007, and as a result of the merger, Old RPS became ReSearch Pharmaceutical Services, LLC, a Delaware limited liability company. Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc., a Delaware corporation in conjunction with the merger. Our principal executive offices are located at 520 Virginia Drive, Fort Washington, Pennsylvania 19034 and our telephone number is (215) 540-0700.
For more information about the Company, please visit our Website at www.rpsweb.com. The information on our Website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this information statement by reference. See “Where You Can Find More Information” beginning on page 62.
Parent and Merger Sub
Parent, a Delaware corporation, is an affiliate of WPX and has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger the Company will be a wholly-owned subsidiary of Parent. Parent’s principal executive office is located at 450 Lexington Avenue, New York, New York 10017 and its telephone number is (212) 878-0600.
Merger Sub, a Delaware corporation, was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Subsidiary will merge with and into the Company, Merger Subsidiary will cease to exist and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. Merger Sub’s principal executive office is located at 450 Lexington Avenue, New York, New York 10017 and its telephone number is (212) 878-0600.
WPX is one of the oldest and largest private equity firms in the world. Its sole business is private equity investing. WPX’s principal executive office is located at 450 Lexington Avenue, New York, New York 10017 and its telephone number is (212) 878-0600.
THE MERGER
The following is a description of certain material aspects of the Merger and may not contain all of the information that may be important to you. The discussion of the Merger in this information statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A and incorporated by reference into this document. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

Overview
Pursuant to the Merger, at the Effective Time, Merger Sub will be merged with and into the Company with the Company continuing on as the surviving corporation and a wholly-owned subsidiary of Parent.
The Merger Consideration
At the Effective Time, each share of our Common Stock, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL for such shares or (ii) owned by the Company (as treasury stock or otherwise) or by Parent or Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries, will be cancelled and converted automatically into the right to receive the Merger Consideration.
Required Approval of the Merger; Written Consent
The Merger is being effected pursuant to an Agreement and Plan of Merger, dated as of December 27, 2010, among RPS, Parent and Merger Sub. Under Section 251 of the DGCL, the approval of the Company’s Board of Directors and the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote are required to approve and adopt the Merger Agreement. The Company’s Board of Directors approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, at a meeting of the Board of Directors duly convened and held on December 24, 2010. The Merger Agreement was executed and delivered by the parties on December 27, 2010.
On December 27, 2010, immediately following the execution and delivery of the Merger Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and pursuant to the Lock-Up Agreements, the Principal Stockholders, who collectively held, as of the Record Date, approximately 56.8% of the issued and outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered to RPS, Parent and Merger Sub written consents in accordance with Section 228 of the DGCL and the Company’s By-laws to adopt the Merger Agreement. As a result of these written consents, no further action by any other RPS stockholder is required in connection with the adoption of the Merger Agreement. On January 12, 2011, the Company mailed to the RPS stockholders a notice of the action taken by written consent pursuant to Section 228(e) of the DGCL.
Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to RPS stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Merger cannot occur until that time has elapsed. Parent, Merger Sub and RPS are obligated to complete the Merger under the terms of the Merger Agreement subject to the conditions set forth therein, all of which we expect to be satisfied at the end of such 20 day period. Therefore, we expect the Merger to close on or about February [_____], 2011; however, there is no assurance that the Merger will close at that time, or at all.

Record Date
The Company’s Board of Directors set December 24, 2010 as the record date for determining stockholders entitled to vote on the adoption of the Merger Agreement. On the Record Date, the Principal Stockholders owned approximately 56.8% of the outstanding Common Stock and on December 27, 2010, following execution of the Merger Agreement, they executed and delivered to RPS, Parent and Merger Sub written consents adopting the Merger Agreement. The Record Date is the date used for determining the stockholders entitled to receive notice of such action and for determining the number of shares of Common Stock issued and outstanding and therefore necessary to adopt the Merger Agreement. On December 24, 2010, there were 37,224,215 shares of Common Stock and 40,000 shares of restricted stock issued, outstanding and entitled to vote. Each share of Common Stock and restricted stock issued and outstanding is entitled to one vote.
Background of the Merger
Over the past several years, the Company has explored strategic alternatives to maximize value for its stockholders, including a process commenced in 2008 to consider a proposed initial public offering in 2008 and again in 2010. The following chronology summarizes the key meetings and events that led to the Company’s signing of the Merger Agreement. In this process, the Company held many conversations, both by telephone and in person, about possible strategic alternatives. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every conversation among representatives of the Company or between the Company and other parties.
In May 2008, the Company initiated the process of conducting an initial public offering (“IPO”) in the United States by hiring several investment banks, including Jefferies, and starting the due diligence and drafting process for filing a registration statement with the Securities and Exchange Commission (the “SEC”). Due to market conditions, the Company postponed the offering.
In December 2009, representatives of Jefferies approached the Company about the possibility of conducting an IPO. On March 1, 2010, the Board of Directors engaged Jefferies, as sole bookrunner, and along with two other investment banks to serve as co-managers, to move forward with the IPO process. Throughout March, April and May 2010, RPS, its Board of Directors, representatives of Jefferies and the Company’s outside legal counsel and other advisors, worked in pursuit of a public offering, including conducting extensive due diligence and drafting a registration statement.
On June 18, 2010, the Company filed a preliminary prospectus for the offering with the SEC, and on June 24, 2010, the Company received notification from the SEC that it would not comment on the Company’s preliminary prospectus.
Despite the lack of comments from the SEC, as a result of market conditions, the Company chose not to launch the public offering during the summer of 2010. During the summer, the Company was contacted by Investor A about a potential acquisition of the Company. The parties held discussions and the Company provided Investor A with information for its due diligence review, but the discussions did not progress to a transaction.

On September 10, 2010, Jefferies met with members of the Company’s management to discuss the possibility of moving forward with both the IPO process and the exploration of a possible sale of the Company, and the Board of Directors authorized the Company to engage Jefferies in connection with this effort. Pursuant to an engagement letter dated September 23, 2010, RPS retained Jefferies as its sole financial advisor in connection with the potential sale of the Company (referred to herein as a “transaction”).
Starting in late September, representatives of Jefferies commenced the marketing process, during which 34 potential buyers were contacted (22 financial investors and 12 strategic investors), of which a total of 14 potential buyers signed confidentiality agreements and received information about the Company. On October 26, 2010, RPS received six preliminary indications of interest, four from financial investors and two from strategic investors, including an indication of interest from WPX. Between October 27, 2010 and November 8, 2010, all six parties attended management presentations and received access to the same due diligence materials.
On November 9, 2010, RPS received three revised indications of interest. WPX submitted a bid with price range of $200 to $250 million, which bid indicated that WPX was willing to pay the lower end of the range in cash at closing and that the higher end of the range could potentially be delivered if a portion of the consideration was in the form of an earn-out payment. Investor B submitted a bid with a purchase price range of $250 to $260 million and Investor C submitted a bid containing a purchase price range of $235 to $260 million. WPX subsequently revised its bid on November 11, 2010 to increase the purchase price range to $250 to $275 million, with the vast majority of consideration payable in cash at closing and a minority of the consideration subject to an earn-out payment.
On November 24, 2010, the Board of Directors met to discuss the status of the IPO and the sale transaction discussions and due diligence process. During that meeting, the Board of Directors adopted resolutions to establish and empower the Transaction Committee, consisting entirely of non-management directors, to examine and evaluate a potential business combination transaction between the Company and a strategic or financial buyer, to solicit, evaluate and negotiate offers relating to such transactions and to make recommendations to the Board of Directors and the Company’s stockholders relating to any proposed or actual transaction.
From November 10, 2010 through December 2, 2010, WPX, Investor B and Investor C conducted additional due diligence and submitted final offers on December 3, 2010. WPX submitted an all-cash bid to purchase the Company for an enterprise value of $260 million, which assumed that the Company would be delivered free of debt, cash and extraordinary liabilities and that any restricted cash would be disregarded for purposes of calculating the enterprise value of the Company. WPX’s bid eliminated the earn-out component of its initial bid. Investor B proposed a recapitalization of the Company representing a valuation of $245 million in enterprise value, and Investor C submitted a bid with a purchase price range of $215 to $235 million.

On December 3, 2010, the Transaction Committee met to review and discuss the proposals received. The Transaction Committee was joined by the Company’s outside legal counsel, who discussed matters related to the Board of Directors’ and Transaction Committee members’ fiduciary duties to stockholders of the Company. Representatives of Jefferies discussed with the Transaction Committee the bids received and the process followed with the bidders to date with respect to a potential business combination transaction and also discussed the IPO market. On December 5, 2010, the Transaction Committee met once again to discuss the bids received and its recommendation to the Board of Directors. At that meeting, the Transaction Committee determined to recommend that the Board of Directors continue discussions with WPX. Shortly thereafter, the Transaction Committee also engaged Latham & Watkins LLP to serve as its outside legal counsel.
On December 9, 2010, the Transaction Committee met to review the current status of the WPX bid, which continued as of such date to remain unchanged from WPX’s December 3, 2010 bid. Latham & Watkins LLP (counsel to the Transaction Committee) also discussed various other aspects of the WPX bid, including the length of the period following the execution of the Merger Agreement during which the Company would be able to respond to a superior takeover proposal and the size of the termination fee that would be payable by the Company to WPX in the event that the Company agreed to a superior takeover proposal.
On December 10, 2010, the Transaction Committee met to discuss the current status of the WPX bid. Certain other aspects of the WPX bid were also discussed, including the size of, and triggers for, the termination fee, and WPX’s preference to limit to a handful of days the length of the period following the execution of the merger agreement during which the Company would be able to respond to a superior takeover proposal.
On December 10, 2010, following the Transaction Committee meeting described above and following discussions between Jefferies, WPX, and members of the Transaction Committee, Jefferies (on behalf of the Transaction Committee) requested that WPX submit a revised bid on a per share basis. Jefferies provided to WPX calculations indicating that the per share purchase price should be $6.28. WPX responded with calculations indicating a per share price of $5.98. After further discussions between representatives of Jefferies, WPX, and the Transaction Committee, WPX submitted a revised final offer with a per share purchase price of $6.10, to be paid entirely in cash at closing. Following the receipt of such revised final offer from WPX, the Transaction Committee met and determined to proceed to negotiating a definitive agreement for the sale of the Company to an affiliate of WPX. On December 11, 2010, the Company and WPX entered into an exclusive negotiating arrangement that extended from that date until December 25, 2010.
Between December 11, 2010 and December 27, 2010, WPX, its counsel, RPS, the Transaction Committee and counsel for the Company and counsel for the Transaction Committee, negotiated the Merger Agreement and related transaction documents. WPX initially proposed terms including a purchase price of $6.10 per share, a termination fee equal to 5% of the transaction value, and a limitation on the Company’s ability to respond to a superior takeover proposal to a period of seven days following the date of execution of a definitive agreement. Through the negotiation process, the purchase price remained the same, the termination fee ultimately agreed was $10 million (approximately 3.77% of the total transaction value) and a 36-day period in which to respond to a potentially superior takeover proposal was agreed to. Additionally, WPX agreed to a reverse termination fee of $40 million that would be payable to the Company in certain circumstances.

On December 24, 2010, the full Board of Directors, including the Transaction Committee, met to discuss and review the transaction documents. They were joined by outside counsel for the Company and counsel for the Transaction Committee, and representatives of Jefferies joined for a portion of the meeting to discuss its fairness opinion and to render orally its opinion to the Transaction Committee, which was subsequently confirmed by delivery of its written opinion dated December 27, 2010, that as of December 27, 2010, and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies set forth in the opinion, the Merger Consideration of $6.10 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Board of Directors voted unanimously to submit the Merger Agreement for adoption by the stockholders of the Company, and to recommend that the stockholders of the Company adopt the Merger Agreement.
Recommendation of Our Board of Directors
After careful consideration, the Board of Directors:
•	determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interest of the Company’s stockholders;
•	approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger;
•	directed that the Merger Agreement be submitted for adoption by the Company’s stockholders; and
•	recommended to the Company’s stockholders that they adopt the Merger Agreement.
Reasons for the Merger
In the course of making its determination, the Board of Directors consulted with and relied on the advice and recommendations of the Transaction Committee and the senior management team, as well as the advice of its financial and legal advisors, and considered the short-term and long-term interests and prospects of the Company and its stockholders, including the following material factors that we believe support the determination of the Board of Directors (which are not intended to be exhaustive and are not in relative order of importance):
•	the belief of the Transaction Committee and the full Board of Directors that, as a result of negotiations between the parties, we have obtained the highest price per share that Parent is willing to pay;
•	the fact that the consideration to be paid to the Company’s stockholders under the Merger Agreement is in the form of cash, which will provide liquidity and certainty of value to the Company’s stockholders;

•	the financial analysis presented by representatives of Jefferies, as well as the opinion of Jefferies to the Board of Directors that, as of December 27, 2010 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies set forth in its opinion, the Merger Consideration of $6.10 per share in cash to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “Opinion of the Financial Advisor” beginning on page 23;
•	the support of the Principal Stockholders, who will receive the same per share Merger Consideration as will each of the Company’s other stockholders;
•	the participation of both strategic and financial bidders in the sale process, and the belief of the Board of Directors, based upon its active participation, with Jeffries’ assistance, in the sale process, that all bidders were treated fairly and that the Board of Directors and the Company’s management worked to maximize value for all of the Company’s stockholders;
•	the likelihood that the Merger would be consummated, in light of (among other things) the lack of a financing condition, the reputation of WPX, and Parent’s agreement in the Merger Agreement to use its reasonable best efforts to consummate the Merger (subject to the terms and conditions of the Merger Agreement);
•	the anticipated receipt upon signing of the Merger Agreement of an executed financing commitment from Parent’s source of equity financing in amounts that Parent and Merger Sub represented would be sufficient to satisfy all of Parent’s obligations under the Merger Agreement;
•	the fact that the terms of the Merger Agreement were determined through negotiations between Parent, with the advice of its advisors, on the one hand, and the Transaction Committee and the Board of Directors, with the advice of their respective advisors, on the other hand;
•	the anticipated delivery upon signing of the Merger Agreement by WPX of the Guarantee in favor of the Company, pursuant to which WPX would guarantee payment of Parent’s payment obligation either under the Merger Agreement or as a result of the termination of the Merger Agreement; and
•	that RPS stockholders who meet certain conditions will be entitled to appraisal rights under the DGCL in connection with the Merger.
In the course of their respective deliberations, the Transaction Committee and the Board of Directors also identified and considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the transactions contemplated by the Merger Agreement (which are not intended to be exhaustive and are not in relative order of importance), including:
•	the risk that the pendency of the Merger could materially adversely effect the Company’s relationships with its customers, suppliers and any other persons with whom the Company has business relationships, or pose difficulties in attracting and retaining key employees;

•	the possibility that the consummation of the Merger may be delayed or not occur at all, and the adverse impact such event would have on the Company and its business;
•	the fact that Parent and Merger Sub are newly-formed corporations with no assets other than the Merger Agreement and the equity financing commitment;
•	that the Company’s executive officers and directors may have interests, directly or indirectly, in the Merger that are different from, or in addition to, those of the Company’s other stockholders, including those related to Parent’s agreement to indemnify the Company’s directors and officers against certain claims and liabilities; and
•	that an all cash transaction generally would be a taxable transaction to the Company’s stockholders for United States federal income tax purposes;
•	that under the terms of our employment agreements with them, we may owe severance to one or more of our executive officers in connection with the consummation of the Merger if such officer’s employment is terminated after the Merger and such officer does not enter into a new employment agreement with the Company effective as of the Merger that supersedes the officer’s existing employment agreement as described more fully below under “The Merger—Interests of Directors and Officers in the Merger.”
The foregoing discussion of the factors considered by the Transaction Committee and the Board of Directors is not intended to be exhaustive, but does set forth the material factors considered by them. The Board of Directors reached its conclusion to approve the Merger Agreement and the related transactions in light of the various factors described above and other factors that its members believed were appropriate. In view of the wide variety of factors considered by the Transaction Committee and the Board of Directors in connection with its evaluation of the Merger and the related transactions and the complexity of these matters, the members did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board of Directors. Rather, the Board of Directors made its recommendation based on the totality of information presented to it and the investigation it conducted. In considering the factors discussed above, individual directors may have given different weights to different factors.
OUR BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDED THAT OUR STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

OPINION OF THE FINANCIAL ADVISOR
The Company retained Jefferies to act as financial advisor to the Board of Directors in connection with the Merger and to render to the Board of Directors an opinion as to the fairness to the holders of Common Stock of the Merger Consideration of $6.10 per share in cash to be received by such holders. At the meeting of the Board of Directors on December 24, 2010, Jefferies rendered its oral opinion to the Board of Directors, which was subsequently confirmed by delivery of a written opinion, dated December 27, 2010, to the effect that, as of December 27, 2010 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies set forth in its opinion, the Merger Consideration of $6.10 per share in cash to be received by holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Jefferies, dated as of December 27, 2010, is attached hereto as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. The Company encourages its stockholders to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Board of Directors and addresses only the fairness from a financial point of view of the Merger Consideration of $6.10 per share in cash to be received by holders of Common Stock, as of the date of the opinion. It does not address any other aspects of the Merger and does not constitute a recommendation as to how any holder of shares of Common Stock should act in connection with the Merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified by reference to the full text of the opinion.
In arriving at its opinion, Jefferies, among other things:
•	reviewed a draft dated December 23, 2010 of the Merger Agreement;
•	reviewed certain publicly available financial and other information about the Company;
•	reviewed certain information furnished to Jefferies by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;
•	held discussions with members of senior management of the Company concerning the matters described in the second and third bullet points above, including the risks and uncertainties of achieving the financial forecasts described in the third bullet point above;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other publicly traded companies Jefferies deemed relevant and reviewed the current and historical market prices and valuation multiples of the equity securities of such other companies;
•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company to it or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Jefferies relied on assurances of the management of the Company that management was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.
With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the then best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. In that regard, the Company instructed Jefferies to consider the risks and uncertainties of achieving the Company’s financial forecasts and the possibility that such forecasts will not be realized. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were made.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.
Jefferies made no independent investigation of any legal or accounting matters affecting the Company, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to the Company and the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Common Stock. In rendering its opinion, Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

Jefferies’ opinion was for the use and benefit of the Board of Directors in its consideration of the Merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of Common Stock should act in connection with the Merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Common Stock. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the consideration to be received by holders of Common Stock. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.
In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of the Company’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.
In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses, and neither Jefferies nor the Company assumes any responsibility if future results differ materially from those suggested in Jefferies’ opinion. In addition, analyses relating to the per share value of Common Stock do not purport to be appraisals or to reflect the prices at which shares of Common Stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Merger Consideration of $6.10 per share in cash to be received by holders of Common Stock pursuant to the Merger, and were provided to the Board of Directors in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.
Comparable Public Company Analysis
Using publicly available information and information provided by the Company’s management, Jefferies analyzed the trading multiples of the Company and the corresponding trading multiples of the following “late-stage” companies in the clinical research sector (the “Selected Comparable Companies”):
•	ICON Clinical Research, Inc.,
•	Kendle International Inc.,
•	PAREXEL International Corporation and
•	Pharmaceutical Product Development, Inc.
In its analysis, Jefferies derived and compared multiples for the Company and the Selected Comparable Companies, calculated as follows:
•	the enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted to account for stock-based compensation, audit fees, consulting fees related to compliance with the Sarbanes-Oxley Act of 2002, director & officer insurance, and legal expenses (“Adjusted EBITDA”), for calendar year 2010 (“Enterprise Value/2010E Adjusted EBITDA”);

•	the enterprise value divided by estimated Adjusted EBITDA for calendar year 2011 (“Enterprise Value/2011E Adjusted EBITDA”);
•	the price per share divided by estimated earnings per share (“EPS”), adjusted on an after-tax basis to account for stock-based compensation, audit fees, consulting fees related to compliance with the Sarbanes-Oxley Act of 2002, director & officer insurance, and legal expenses (“Adjusted EPS”) for calendar year 2010 (“Price/2010E Adjusted EPS”); and
•	the price per share divided by estimated Adjusted EPS for calendar year 2011 (“Price/2011P EPS”).
This analysis indicated the following:
Selected Comparable Companies Multiples
Late-Stage Clinical Research Companies

Benchmark	High		Low		Mean		Median
Enterprise Value/2010E Adjusted EBITDA	11.2	x	8.5	x	9.4	x	8.9	x
Enterprise Value/2011E Adjusted EBITDA	8.5	x	7.4	x	7.8	x	7.7	x
Price/2010E Adjusted EPS	26.6	x	15.4	x	21.3	x	21.6	x
Price/2011P Adjusted EPS	18.7	x	14.5	x	16.5	x	16.5	x
Using the reference ranges for the EBITDA benchmarks set forth below, Jefferies determined implied enterprise values for the Company, then subtracted net debt to determine implied equity values, and using the reference ranges for the EPS benchmarks set forth below, Jefferies determined implied equity values for the Company. In determining the number of shares outstanding for purposes of calculating implied values per share of Common Stock, Jefferies assumed the vesting of in-the-money stock options. These analyses indicated the ranges of implied values per share of Common Stock set forth opposite the relevant benchmarks below, compared, in each case, to the Merger Consideration of $6.10 per share:
Selected Comparable Companies
Reference Ranges and Implied Value Ranges

	Reference	Implied Value
Benchmark	Range	Range

Enterprise Value/2010E Adjusted EBITDA	8.0x – 9.0x	$3.85 – $4.38
Enterprise Value/2011E Adjusted EBITDA	7.0x – 8.0x	$5.72 – $6.59
Price/2010E Adjusted EPS	18.0x – 20.0x	$2.41 – $2.68
Price/2011P Adjusted EPS	14.0x – 16.0x	$5.92 – $6.76
No company utilized in the comparable company analysis is identical to the Company. In evaluating the Selected Comparable Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Selected Precedent Transactions Analysis
Using publicly available information and other information, Jefferies examined the following nine transactions involving contract research companies announced since July 1, 2005. The transactions considered and the month and year each transaction was announced were as follows:

Date Announced	Acquiror	Target

August 2010	Medco Health Solutions, Inc.	United Biosource Corporation
July 2009	Lion Holdings, Inc.	Life Science Research, Inc.
February 2009	JLL Partners	PharmaNet Development Group, Inc.
June 2008	PAREXEL International Corporation	ClinPhone plc
January 2008	WuXi PharmaTech (Cayman) Inc.	AppTec Laboratory Services, Inc.
July 2007	Genstar Capital, LLC	PRA International
July 2007	American Capital	WIL Research Holding Company, Inc.
June 2007	PAREXEL International Corporation	APEX International Clinical Research Co., LTD
May 2006	Kendle International, Inc.	Charles River Laboratories International, Inc. (Phase II-IV Clinical Services operations)
Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the enterprise value as a multiple of the target company’s last 12 months (“LTM”) Adjusted EBITDA (“Enterprise Value/Adjusted LTM EBITDA”). This analysis indicated the following:
Selected Precedent Transactions Multiples

Benchmark	High		Low		Mean		Median

Enterprise Value/LTM Adjusted EBITDA	17.4	x	4.3	x	12.3	x	12.6	x
Using the reference range of 11.0x to 13.0x the Company’s Enterprise Value/LTM Adjusted EBITDA, Jefferies determined implied enterprise values for the Company, then subtracted net debt to determine implied equity values. After assuming the vesting of in-the-money stock options, this analysis indicated the a ranges of implied values per share of Common Stock of approximately $4.62 to $5.53, compared to the Merger Consideration of $6.10 per share.
No transaction utilized as a comparison in the selected precedent transactions analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis
Jefferies performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows of the Company through the fiscal year ending December 31, 2015. In this analysis, unlevered free cash flow, which is the Company’s estimated adjusted earnings before interest and taxes, minus taxes, plus depreciation and amortization, minus estimated capital expenditures and minus the estimated increase in net working capital, was calculated using two sets of forecasts provided to Jefferies relating to the Company with different assumptions regarding the Company’s projected revenue growth rate and EBITDA margins, the first set based upon the Company’s historic performance (“Case 1”) and the second set more closely aligned with the Company’s perception of general industry trends (“Case 2”). Using the estimated unlevered free cash flow set forth in each of the sets of projections, discount rates ranging from 12.0% to 13.0% and, for the purpose of calculating the terminal value for the Company at the end of the forecast period, terminal multiples ranging from 7.0x to 8.0x, Jefferies derived a range of implied enterprise values for the Company. Jefferies then subtracted total indebtedness and added cash and cash equivalents to determine a range of implied equity values for the Company. After assuming the vesting of in-the-money stock options, this analysis indicated the ranges of implied values per share of Common Stock of $12.75 to $14.90 for Case 1 and $7.77 to $9.10 for Case 2.
General
Jefferies’ opinion was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger and should not be considered determinative of the views of the Board of Directors or management with respect to the Merger or the Merger Consideration.
Jefferies was selected by the Board of Directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.
In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Parent and/or its respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which Jefferies would expect to receive compensation.
Pursuant to an engagement agreement between the Company and Jefferies dated September 23, 2010, the Company has agreed to pay Jefferies for its services in connection with the Merger an aggregate fee of approximately $3,266,900, a portion of which was payable upon delivery of its opinion and a significant portion of which is payable contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Jefferies for expenses incurred. The Company also has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement.

FUNDING OF THE MERGER
The Merger is not conditioned on any financing arrangements. We estimate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $244 million, including related fees and expenses.
Parent obtained the Equity Commitment Letter from WPX to fund the Merger and the other transactions contemplated by the Merger Agreement in an amount up to $239 million, though it does intend to seek debt financing in connection with the Merger. The Company is a third-party beneficiary under the Equity Commitment Letter and, if (i) Parent and Merger Subsidiary are required to consummate the Merger on account of the closing conditions being satisfied or waived and (ii) Parent or Merger Sub has failed to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, the Company would be entitled to specifically enforce the equity financing under the Equity Commitment Letter, or in the alternative, to elect to terminate the Merger Agreement and receive a termination fee of $40 million from WPX. Concurrently with the execution of the Merger Agreement, WPX delivered a Guarantee in favor of the Company, pursuant to which WPX absolutely, irrevocably and unconditionally guarantees the due and punctual payment, when due, of Parent’s payment obligations under the Merger Agreement or as a result of the termination of the Merger Agreement, including the $40 million termination fee provided for under the Equity Commitment Letter. The Guarantee is subject to a cap of $242 million, which represents the amounts due under the Equity Commitment Letter and an additional $3 million to cover certain of the Company’s expenses.
In the event that the Company seeks specific enforcement of the Equity Commitment Letter and fails to prevail in that action, WPX would have the right to pay the $40 million termination fee within 10 business days of issuance of the final, non-appealable judgment. If WPX does not make the payment within such timeframe, the Company would have the right to pursue money damages under the Merger Agreement and the Guarantee.
See the section titled “The Merger Agreement — Termination Fees” and “The Merger Agreement — Remedies” starting on page 54.
ACCOUNTING TREATMENT OF MERGER
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
MERGER TO OUR STOCKHOLDERS
The following is a summary of the material United States federal income tax consequences of the Merger to United States Holders and Non-United States Holders (each as defined below) of our Common Stock whose shares are exchanged for cash. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this information statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service (“IRS”) and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this information statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.
This summary does not address all of the United States federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the United States federal income tax consequences of the Merger to holders of our Common Stock who are subject to special treatment under United States federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, United States expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, real estate investment trusts, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, United States Holders whose functional currency is not the United States dollar, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code. The following summary also does not address the tax consequences for holders of stock options.
For purposes of this summary, a “United States Holder” means a beneficial owner of Common Stock that is, for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia other than an entity exempt from federal income tax; (c) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (d) a trust (A) if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more United States persons has the authority to control all of the substantial decisions of the trust or (B) if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. In addition, this discussion does not address United States federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws. A “Non-United States Holder” is not a United States Holder.
If a partnership or other pass-through entity (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.
Exchange of Common Stock for Cash
Generally, the Merger will be taxable to United States Holders of our Common Stock for United States federal income tax purposes. A United States Holder of our Common Stock receiving cash pursuant to the Merger or pursuant to the exercise of Appraisal Rights generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and the United States Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the Effective Time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the United States Holder has held our Common Stock for more than one year prior to the Effective Time of the Merger. If the United States Holder has held our Common Stock for one year or less prior to the Effective Time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. If a United States Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock. Capital losses may be subject to certain limitations.
Information Reporting and Backup Withholding
Generally, United States Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger unless such a holder is a corporation or other exempt recipient. In addition, under the United States federal backup withholding tax rules, the paying agent will be required to withhold a percentage of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides on an IRS Form W-9 (or appropriate substitute form) a tax identification number and a certification under penalties of perjury that such holder is a United States person, that the tax identification number is correct, and that no backup withholding is otherwise required, and otherwise complies with the backup withholding rules. The current back-up withholding rate is 28%. Each United States Holder of our Common Stock should complete and sign an IRS Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the United States Holder is exempt from backup withholding tax or to provide the necessary information to avoid backup withholding tax. Backup withholding tax is not an additional tax. Any amount withheld from a payment to a United States Holder of Common Stock under these rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Non-United States Holders
Any gain or loss recognized by a Non-United States Holder upon the receipt of cash in the Merger generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the Non-United States Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-United States Holder);
•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	the Non-United States Holder owned (actually or constructively) more than 5% of our Common Stock at any time during the five years preceding the Merger, and we are or have been a “United States real property holding corporation” for United States federal income tax purposes, which we do not believe to be the case.
An individual Non-United States Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to tax on such gain in the same manner as a United States Holder. In addition, a Non-United States Holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain.
Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the Merger, unless the beneficial owner certifies under penalty of perjury on an IRS Form W-8BEN or other applicable form that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) as defined under the Code or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-United States holder’s United States federal income tax liability, if any, provided that such non-United States holder furnishes the required information to the Internal Revenue Service in a timely manner.
HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER
Members of our Board of Directors and our executive officers have various interests, either directly or indirectly, in the Merger described in this section that may be different from, or in addition to, the interests of RPS and our stockholders generally. Our Transaction Committee and Board of Directors were aware of these interests and considered that they may be different from, or in addition to, the interests of our stockholders generally in making their respective determinations and recommendations in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
Treatment of Options and Restricted Shares
The Merger Agreement provides that each vested and exercisable option to acquire shares of Common Stock (each, an “Option”) that is outstanding and unexercised immediately prior to the Effective Time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (i) the aggregate number of shares of Common Stock subject to such Option and (ii) the excess, if any, of the Merger Consideration over the respective per share exercise price for each share of Common Stock subject to the Option (the “Option Consideration”).
The table below provides information as of December 31, 2010 for each of our directors and executive officers of the Company: (a) the aggregate number of shares of Common Stock subject to vested Options; (b) the value of such vested Options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those Options by (ii) the number of shares of Common Stock subject to those Options; (c) the aggregate number of unvested Options that will vest at the Effective Time of the Merger; and (d) the value of those unvested Options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those Options by (ii) the number of shares of Common Stock subject to those Options. The information in the table assumes that all currently outstanding Options will remain outstanding immediately prior to the Effective Time of the Merger.

			Options that Will Vest as a
	Vested Options		result of the Merger
Names	Shares	Value($)	Shares	Value($)
Executive Officers:
Daniel M. Perlman	450,000	$472,500	—	$0
Harris Koffer	1,019,279	$4,865,200	—	$0
Steven Bell	253,104	$574,258	100,000	$398,000
Janet L. Brennan	83,445	$444,762	—	$0
Samir Shah	130,610	$689,984	—	$0

Directors:
Thomas R. Armstrong	—	$0	—	$0
Jack H. Dean	3,750	$9,000	—	$0
James R. Macdonald	—	$0	—	$0
Warren W. Myers	3,750	$9,000	—	$0
Daniel Raynor	—	$0	—	$0
Stephen E. Stonefield	2,500	$10,875	—	$0
Peter M. Yu	—	$0	—	$0
Certain of our Directors have unvested Options to acquire shares of Common Stock that will be exchanged by Parent or one of its affiliates into stock options having an aggregate intrinsic value equal to the value of such unvested Option.

The following table sets forth, as of December 31, 2010, for our executive officer who currently holds shares of restricted stock, all of which are unvested, the aggregate number of shares of Common Stock that, as of December 31, 2010, underlie such restricted stock, the value the holder of such restricted shares will receive pursuant to the Merger at the Effective Time. The information in the table assumes that all currently outstanding restricted shares will remain outstanding immediately prior to the Effective Time of the Merger.

	Restricted Shares
	(“in the money”)
Names	Shares	Value($)
Executive Officer:
Steven Bell	40,000	$244,000
Potential Payments upon a Termination or Change of Control
The employment agreements with certain of our named executive officers provide for severance payments in the event of a the termination of the executive’s employment, including for a termination occurring within a certain specified period before or after a “change of control,” which includes the Merger. Therefore, if any such executive is terminated within the specified time period after the Merger, the Company will owe the severance payments detailed below.
Daniel M. Perlman
Under the terms of Mr. Perlman’s employment agreement:
•	“cause” generally means:
•	conviction of a felony;
•	indictment for a felony involving dishonesty or fraud or the commission of any other act or omission involving dishonesty or fraud; or

•	ogross negligence or willful misconduct; and
•	“good reason” generally means:
•	a material breach of our obligations to Mr. Perlman under the employment agreement that is not remedied within a specified amount of time;
•	his relocation outside the metropolitan Philadelphia area;
•	a material change in his job description, office title, or responsibilities, excluding promotions or increased responsibility;
•	his removal from our Board of Directors without cause; or
•	our failure to nominate him as a candidate for election to our Board of Directors.

If we terminate Mr. Perlman’s employment for any reason other than death, disability, or cause within six months preceding or 12 months after a change of control, or if he resigns for any reason during this period, he has two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in his employment agreement.
•	Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of 18 months following his termination or resignation and entitles him to receive any amounts earned but not yet paid under the employment agreement, plus a lump sum payment equal to 2.99 times the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman will also be entitled to receive, for a period of three years following the later of the change of control, termination or resignation, medical benefits for him, his spouse and any dependents to the same extent he was so entitled prior to such termination or resignation, at our expense if and to the extent we were paying for such benefits at the time of such termination or resignation. If the Company’s medical benefits plans do not allow for such payment, we will pay Mr. Perlman a lump sum equal to the amount we would have paid for such coverage over the three-year period had such coverage been permitted. Mr. Perlman, his spouse, and any dependents would also be entitled to such rights as he or they may have to continue coverage at his sole expense under COBRA for the COBRA coverage period following the expiration of the period during which he, his spouse and any dependents continue to receive such medical benefits coverage.
•	Option two permits Mr. Perlman to choose not to be bound by the employment agreement’s non-competition and non-solicitation covenants and entitles him to receive any amounts earned but not yet paid under the employment agreement plus a lump sum payment equal to the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman would also receive the same continuation of medical benefits, or lump sum payment if continued coverage is not permitted, described above, except that such medical benefits would extend only for a period of one year.
Upon a change of control, whether or not Mr. Perlman’s employment is thereafter terminated, all of Mr. Perlman’s outstanding stock grants would become fully vested immediately before the change of control, all stock options previously granted would become immediately vested and exercisable without regard to continued employment or performance-based vesting standards, and each non-qualified stock option would remain exercisable until 180 days after the change of control, unless a later period following the change of control is set forth in the relevant stock option agreement or, if earlier, the scheduled expiration date of the non-qualified stock option. The exercise period of any incentive stock options granted to Mr. Perlman will continue to be governed by the relevant stock option agreement. All of Mr. Perlman’s options are currently fully vested. The Merger Agreement provides that all option holders, including Mr. Perlman, will receive the Option Consideration for their vested options. See “The Merger Agreement – Consideration to be Received Pursuant to the Merger,” beginning on page 43.

Steven Bell
Under the terms of the employment agreement of Mr. Bell:
•	“cause” generally means:
•	conviction of a felony or the commission of any other act or omission involving dishonesty or fraud;
•	failure of the executive to perform his or her duties as directed by our Board of Directors, provided those duties are reasonable and consistent with the duties generally performed by an executive with the same title;
•	gross negligence or willful misconduct; or
•	material breach of the employment agreement; and
•	“good reason” generally means:
•	a material alteration or reduction in the executive’s duties;
•	a reduction in the executive’s compensation package; or
•	a requirement that the executive be based at a location in excess of 40 miles from the employee’s current residence.
We entered into an amended and restated employment agreement with Mr. Bell on October 28, 2010. Prior to the amendment and restatement, if we terminated Mr. Bell’s employment without cause at any time after the date which is three months before a change of control or at any time thereafter, he would have been entitled to receive his then current base salary and benefits for a period of 24 months following the date of termination and any earned but unpaid bonuses, determined based on the partial year in which the termination occurs. In each case, one-half of the amount owed to Mr. Bell is to be paid on the date that is six months following termination, with the remainder payable on the date that is nine months following the termination date.
Under the amended and restated employment agreement, Mr. Bell is entitled to the same severance payments as under his prior employment agreement, but is also entitled to receive severance payments if he terminates his employment for good reason, or terminates his employment for good reason at any time after the date which is three months before a change of control or at any time thereafter. In each case, he will receive the same severance payments as if we terminated Mr. Bell without cause under the same circumstances and at the same times.
Upon a change of control, all of Mr. Bell’s stock options and shares of restricted stock, including the 100,000 stock options and 40,000 shares of restricted stock granted to Mr. Bell on August 9, 2010, will immediately vest in full. Pursuant to the Merger Agreement, all option holders, including Mr. Bell will receive the Option Consideration for their vested options. Furthermore, Mr. Bell will receive the Stock Award Compensation for his restricted stock. See “The Merger Agreement – Consideration to be Received Pursuant to the Merger,” beginning on page 43.

Quantification of Potential Payments upon Termination in the event of a Change of Control
The following table summarizes the estimated termination payments that we will be required to make to our named executive officers in the event of termination following a change of control. The amounts presented assume termination on or about February 15, 2011, the expected closing date of the Merger.

Change of Control
Name	Severance Payment

Daniel M. Perlman (1)	$1,892,452

Steven Bell	$1,074,382

(1)	Assumes Mr. Perlman agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months. If he did not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement, the severance amount would be reduced to $632,825. Mr. Perlman may also elect coverage under COBRA for 18 months, which we would pay if so elected.
Director and Officer Exculpation, Indemnification and Insurance
Our Second Restated Certificate of Incorporation, as amended, and our Amended and Restated By-laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our Second Restated Certificate of Incorporation, as amended, and our Amended and Restated By-laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of such other court shall deem proper.
We are also permitted to apply for insurance on behalf of any director, officer, employee or agent for liability arising out of his actions, whether or not the corporation’s provisions for indemnification would permit indemnification.
Under the Merger Agreement, all rights to indemnification by RPS in favor of its current and former officers and directors, as provided in our Second Amended Certificate of Incorporation, as amended, and our Amended and Restated By-laws, will survive and remain in full force and effect after the Effective Time of the Merger for a period of not less than six years.
Pursuant to the Merger Agreement, for a period of six years following the Effective Time, the Company will maintain in effect policies of directors’ and officers’ liability insurance or a six-year tail insurance policy covering the persons who are covered by the Company’s existing directors’ and officers’ liability insurance policies for events that occur prior to the Effective Time and providing coverage at least as favorable, in the aggregate, as such existing policies. Parent has agreed to cause these indemnification obligations of the Company to remain in place after the closing and for such insurance policies to be obtained.
Arrangements with the Surviving Corporation
As of the date of this information statement, no members of our current management have entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Parent has informed us that it may offer current members of management the opportunity to convert all or a portion of their current equity interests in the Company into, or otherwise invest on terms that are no more favorable than other investors in, equity in Parent (and/or a subsidiary of Parent). Further, Parent has informed us that it may establish equity-based compensation plans for management of the surviving corporation. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment, subject to acceleration in certain circumstances, and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), there can be no assurance that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to completion of the Merger and would not become effective until after the Merger is completed.

FORM OF THE MERGER
Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the time of the Merger, Merger Sub will merge with and into RPS, with RPS continuing as the surviving corporation, wholly-owned by Parent. The time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware will be the Effective Time.
CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES
The conversion of our Common Stock into the right to receive the per share Merger Consideration in cash, without interest, will occur automatically at the Effective Time. Promptly after the Effective Time, the paying agent will send a letter of transmittal to each holder of record of Common Stock. The letter of transmittal will contain instructions for obtaining the Merger Consideration in exchange for shares of Common Stock. Stockholders should not return stock certificates before receiving the letter of transmittal.
In the event of a transfer of ownership of our Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for shares of Common Stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:
•	the certificate is properly endorsed or shall otherwise be in proper form for transfer; and
•	the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.
The Merger Consideration paid upon conversion of the shares of Common Stock will be issued in full satisfaction of all rights relating to the shares of Common Stock.
If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the per share Merger Consideration.
REGULATORY APPROVALS REQUIRED FOR THE MERGER
The Merger is subject to the requirements of the HSR Act and the rules promulgated by the FTC, which prevent transactions such as the Merger from being completed until (i) certain information and materials are provided to the DOJ and FTC and (ii) the applicable waiting period terminates or expires. On January 7, 2011, Parent filed the requisite notification and report forms under the HSR Act.
Notwithstanding the foregoing, at any time before or after the completion of the Merger, the DOJ, the FTC or any state may still challenge the Merger on antitrust grounds. Accordingly, at any time before or after the completion of the Merger, any of the DOJ, the FTC or any state may take action under the antitrust laws as it deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger, permitting completion subject to regulatory concessions or conditions or seeking divestiture of the business acquired as a result of the Merger. There can be no assurance that a challenge to the Merger under the antitrust laws will not be made, or, if such a challenge is made, that it will not succeed.

Additionally, the Merger cannot be completed until the expiration of 20 days from the mailing of this information statement to the Company’s stockholders and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.
CERTAIN EFFECTS OF THE MERGER
If the Merger is completed, RPS will become a wholly-owned subsidiary of Parent. In addition, upon consummation of the Merger, we intend to cease voluntarily filing reports with the SEC. Upon consummation of the Merger, you will cease to have rights as a stockholder, other than your right to either receive the per share Merger Consideration or to exercise your appraisal rights, and you will no longer have any interest in any of our future earnings or growth, if any.
PAST CONTACTS WITH PARENT AND MERGER SUB
Other than with respect to negotiations related to the Merger as described in “The Merger — Background of the Merger” on page 17 of this information statement, there have not been any other negotiations, transactions or material contacts with Parent or Merger Sub during the last two (2) years.
THE MERGER AGREEMENT
This section of this information statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. We have included this description of the Merger Agreement to provide you with information regarding its terms. We have not provided this description to provide you with any other factual information about us. You can find such factual information elsewhere in this information statement and in the public filings we voluntarily make with the SEC, as described in the section entitled “Where You Can Find More Information” below. Capitalized terms not herein defined have the meanings ascribed to them in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement
The Merger Agreement has been included to provide investors and our stockholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The Merger Agreement contains representations and warranties of the Company, Merger Sub and Parent, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.
The Merger
At the Effective Time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into RPS, the separate corporate existence of Merger Sub shall cease and RPS shall be the surviving corporation of the Merger. As of the Effective Time of the Merger, the certificate of incorporation of the surviving corporation shall be amended by virtue of the Merger to become the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time. Additionally, the by-laws of the Company shall be amended by virtue of the Merger to become the by-laws of Merger Sub as in effect immediately prior to the Effective Time. The directors of Merger Sub immediately prior to the Effective Time of the Merger will, from and after the Effective Time of the Merger, be the directors of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time of the Merger will, from and after the Effective Time of the Merger, be the officers of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.
When the Merger Becomes Effective
The Company and Merger Sub will file a certificate of merger (“Certificate of Merger”) with the Secretary of State of the State of Delaware as soon as practicable following the date on which the last of the conditions to the closing of the Merger described under “The Merger Agreement—Conditions to the Merger” beginning on page 51 have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). The Merger will become effective (the “Effective Time”) at the time the Certificate of Merger is duly filed with the Secretary of State or at some later date agreed upon by Parent and the Company and specified in the Certificate of Merger.

Consideration to be Received Pursuant to the Merger
Conversion of our Common Stock
The Merger Agreement provides that each share of our Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, except those shares owned by the Company or by Parent or Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries, or shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, will be cancelled and converted automatically into the right to receive the Merger Consideration, without interest. After the Effective Time of the Merger, each holder of a certificate representing any shares of our Common Stock (other than shares for which appraisal rights have been properly demanded and perfected under Section 262 of the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Merger Consideration, and all shares of Common Stock owned by the Company (as treasury stock or otherwise) or by Parent of Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries, will be automatically cancelled and cease to exist.
Treatment of Options and Restricted Stock
The Merger Agreement provides that each outstanding Company stock option that is vested and exercisable immediately prior to the Effective Time of the Merger will be cancelled in exchange for an amount per share of Common Stock underlying the applicable stock option equal to the excess, if any, of the Merger Consideration, over the applicable the exercise price payable in respect of each share of Common Stock underlying the stock option, less any required withholdings (the “Option Consideration”). Each outstanding Company stock option that is unvested immediately prior to the Effective Time of the Merger and is not contractually entitled to accelerated vesting will be exchanged by the Parent or one of its affiliates into stock options of Parent or one of its affiliates having an aggregate intrinsic value equal to the value of such unvested option.
The Merger Agreement also provides that each share of restricted stock that is outstanding as of the Effective Time of the Merger Agreement will become fully vested, all other restrictions will lapse, and each such share will be converted into the right to receive the Merger Consideration (the “Stock Award Consideration”).
Procedures for Receiving Merger Consideration
Prior to the Effective Time of the Merger, Parent will deposit, or cause to be deposited, with a bank or trust company chosen to act as paying agent for the transaction, cash sufficient to pay our stockholders (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, shares owned by the Company or by Parent or Merger Sub), option holders, and holders of restricted stock the aggregate consideration to which they are entitled under the Merger Agreement. The Merger Consideration will be payable upon the due surrender of the certificates (“Certificates”) that represented our Common Stock as promptly as reasonably practicable after the Effective Time of the Merger. The Paying Agent will distribute the Option Consideration and the Stock Award Consideration to the surviving corporation to be paid to holders of vested and exercisable Company stock options and vested restricted stock. The cash deposited pursuant to the foregoing is referred to as the “Payment Fund.”

Within three business days after the Effective Time of the Merger, Parent will cause the paying agent to mail to each record holder of our Common Stock a letter of transmittal and instructions for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration. Each stockholder will be entitled to receive the appropriate Merger Consideration upon surrendering to the paying agent such stockholder’s Certificates, together with a properly executed letter of transmittal and any other documents reasonably required by the paying agent. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholdings as required by law. You should not return your Certificates to the paying agent without a letter of transmittal, and you should not return your Certificates to the Company.
If a payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting the payment will have paid all applicable taxes relating to the payment of Merger Consideration to a person other than the registered holder of the Certificate surrendered or will have to establish that such taxes either have been paid or are not applicable.
At the close of business on the day of the Effective Time of the Merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers of our Common Stock in the stock transfer books of the surviving corporation. From and after the Effective Time of the Merger, the holders of Certificates shall cease to have any rights as a stockholder of RPS except as provided under the Merger Agreement or applicable law.
Payment of the Option Consideration and the Stock Award Consideration will be made by the surviving corporation promptly following consummation of the Merger.
Lost, Stolen or Destroyed Certificates
If any stockholder is unable to surrender such holder’s Certificate because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit in form and substance reasonably satisfactory to the surviving corporation or the paying agent in accordance with the instructions set forth in the letter of transmittal provided to you.

Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by RPS, Parent and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Certain representations and warranties were made as of the date of the Merger Agreement (or other date specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the Company disclosure schedule. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding RPS, Parent and the Merger that is contained in this information statement, as well as in the filings that RPS and Parent will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this information statement.
In the Merger Agreement, RPS has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Parent and Merger Sub, including representations relating to:
•	organization, good standing and authorization of RPS and its subsidiaries;
•	the Company’s and its subsidiaries’ qualifications to do business;
•	the Company’s capitalization, including the particular number of outstanding shares of the Company’s Common Stock, stock options and restricted stock;
•	the accuracy of the Company’s organizational documents;
•	the Company’s subsidiaries and that such subsidiaries are wholly-owned free and clear of any liens;
•	no consents required in connection with the Merger, other than specifically identified consents;
•	the absence of any violation or conflict with the Company’s and its subsidiaries’ organizational documents, applicable law or certain of the Company’s and its subsidiaries’ contracts as a result of the Merger;
•	the timely filing and furnishing, as applicable, of SEC reports;
•	the Company’s and its subsidiaries’ consolidated financial statements and internal controls over financial reporting;
•	the absence of undisclosed liabilities and off-balance sheet arrangements;
•	the absence of any changes in the conduct of the business of RPS and its subsidiaries;

•	the absence of investigations and legal proceedings involving RPS and its subsidiaries;
•	material contracts of RPS and its subsidiaries;
•	compliance with applicable law, including the United States Foreign Corrupt Practices Act of 1977 and anti-corruption laws;
•	absence of related party transactions;
•	tax matters;
•	employee benefit plans and employment matters;
•	intellectual property matters;
•	insurance matters;
•	real property and personal property matters;
•	the Company’s customers;
•	environmental matters;
•	permit and compliance with laws matters;
•	opinion of financial advisor;
•	this information statement;
•	the absence of broker fees; and
•	state takeover statutes.
Many of the Company’s representations and warranties are qualified as to materiality or Material Adverse Effect. For purposes of the Merger Agreement, Material Adverse Effect, with respect to RPS means any event, occurrence, fact, condition, change or effect (whether or not constituting a breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), liabilities or assets of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations or consummate the transactions contemplated by the Merger Agreement, other than as the result of:
•	changes generally affecting the economy, financial, securities or credit markets (including changes in interest rates or the availability of credit financing) in the United States;
•	any natural disaster, acts of terror, or acts of war;

•	changes that are a result of factors generally affecting the pharmaceutical or clinical research organization industries in which the Company and its subsidiaries or their customers primarily operate;
•	changes in laws;
•	the public announcement of the transactions contemplated by the Merger Agreement; and
•	any action taken by the Company as expressly required by the Merger Agreement or any action taken by the Company at the express written request of Parent.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to RPS, including representations relating to:
•	organization, good standing and authorization of Parent and Merger Sub;
•	required consents in connection with the Merger;
•	the absence of any violation or conflict with Parent’s and Merger Sub’s organizational documents, applicable law or certain of Parent’s or Merger Sub’s contracts as a result of the Merger;
•	the availability of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement;
•	ownership of Common Stock;
•	the absence of investigations and legal proceedings involving Parent and Merger Sub; and
•	information supplied by Parent and Merger Sub in this information statement.
The representations and warranties of RPS, Parent and Merger Sub do not survive the closing of the Merger or the termination of the Merger Agreement.
Conduct of Business Pending the Merger
Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as specified in the Company’s disclosure letter, and unless Parent otherwise consents in writing, RPS has agreed to certain restrictions on the operation of the business of the Company. In general, the Company has agreed and has agreed to cause each of its subsidiaries to, conduct its material operations in the ordinary course of business consistent with past practice and to use its reasonable best efforts to preserve intact its business organization, retain the services of its key employees and preserve the goodwill of its customers, suppliers, and other persons with whom it has business relationships.

Additionally, under the Merger Agreement, RPS has agreed, from the date of the Merger Agreement until the Effective Time, to be subject to customary operating covenants and restrictions, including restrictions relating to (i) the amendment of its and its subsidiaries’ organizational documents; (ii) the declaration, setting aside or payment of dividends or other distributions; (iii) the issuance, sale or pledge of its stock; (iv) the recapitalization, reclassification, combination, split, subdivision or redemption or purchase of outstanding stock or other securities of the Company; (v) the entry into or modification of any collective bargaining agreements or the announcement, implementation or entry into any material reduction in labor, lay-off, early termination or severance program; (vi) the adoption of any plan of complete or partial liquidation, dissolution, restructuring, bankruptcy or other reorganization; (vii) the incurrence of debt or the guarantee of debt of another person; (viii) the making of any loans, advances or capital contributions to or investments in any other person; (ix) the entry into a new line of business; (x) the making of any single capital expenditures in excess of $200,000 or capital expenditures in excess of $750,000 in the aggregate; (xi) the sale or encumbrance of material property or material assets; (xii) acquisitions, mergers, consolidations and asset purchases; (xiii) the modification of compensation or benefits of Company employees; (xiv) actions with respect to accounting policies or procedures; (xv) making or changing of any material tax election, settling or compromising any material tax liability of the Company and other tax issues; (xvi) entering into, amending, modifying in any material respects, assigning and other matters relating to material contracts of the Company; (xvii) settling any litigation or other action; (xviii) taking certain actions with respect to Company’s intellectual property; (xix) the maintenance of insurance; and (xx) agreeing or committing to do any of the above.
Restrictions on Solicitation
The Company agreed, subject to limited exceptions, that the Company would, and would cause it subsidiaries and direct its representatives to, cease any discussions or negotiations with any third parties with respect to a takeover proposal. Additionally, the Company agreed that it would not and would cause its subsidiaries and any representatives not to, directly or indirectly:
•	solicit, initiate, knowingly take any action to facilitate or encourage the submission of a takeover proposal;
•	conduct or engage in any discussions or participate in any negotiations regarding a takeover proposal or make non-public information available to any third parties; or
•	enter into any agreement in principle, letter of intent, term sheet or similar agreement contract with respect to a takeover proposal.

Notwithstanding the restrictions described above, if the Company receives a takeover proposal after the date of the Merger Agreement and before January 31, 2011 that was not a result of any breach of the restrictions described above, and our Board of Directors determines in good faith (after consultation with its outside counsel and financial advisors) that the takeover proposal is or is reasonably likely to lead to a superior proposal and that failure to take the actions below with respect to such proposal would be inconsistent with our Board of Directors’ fiduciary duties under applicable law, then, the Company may:
•	furnish access and information with respect to the Company and its subsidiaries to the third party that made the takeover proposal, provided that such information had previously been made available to Parent or is promptly made available to Parent at the time it was made available to the third party, and also provided that the third party receiving access and information was subject to confidentiality obligations similar to those of the confidentiality agreement between the Company and Parent; and
•	participate in discussions and negotiations regarding the takeover proposal.
From and after the date of the Merger Agreement, the Company agreed to notify Parent in writing of the receipt of any takeover proposal or any request to engage in negotiation that could be reasonably be expected to result in a takeover proposal within one business day. The notice to Parent must specify the material terms and conditions of the takeover proposal or potential takeover proposal and the identity of the third party. In the event that the Company received any written takeover proposal, the Company agreed to provide a copy of the written takeover proposals as promptly as reasonably practicable but in any event within one business day of receipt. The Company also agreed to keep Parent reasonably informed in a current and timely basis of any changes to the material terms of a takeover proposal.
The Merger Agreement permits RPS to terminate the Merger Agreement in response to a superior proposal that developed from a takeover proposal, only if:
•	the superior proposal is not a result of a breach by RPS of the restrictions on solicitation described above;
•	the Board of Directors concludes in good faith, following consultation with its outside legal counsel and financial advisors, that its failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law;
•	RPS provides written notice to Parent at least four business days in advance that it intends to terminate the Merger Agreement, which notice is required to specify the basis therefor and attach the most current version of any contract relating to the transaction that constituted such superior proposal, the identity of the third party making such superior proposal and any other material terms and conditions of such superior proposal;
•	Parent does not make, within four days after receipt of such notice described above, a binding, written and complete proposal that our Board of Directors determined in good faith would make the superior proposal not a superior proposal; and
•	before or concurrently with any termination in connection with a superior proposal, RPS pays Parent or its designees the termination fee, described below under “The Merger Agreement—Termination Fees.”

For the purposes of the Merger Agreement “takeover proposal” means, other than the transactions contemplated by the Merger Agreement, a proposal, offer or inquiry from any person (including within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its subsidiaries) relating to, in a single transaction or a series of transactions, any:
•	direct or indirect acquisition or purchase (whether by merger, consolidation, business combination, recapitalization, sale, liquidation, dissolution, winding-up, spin-off, split-off, share exchange or similar transaction, or by lease, license, long-term supply arrangements or other transaction having the same economic effect as an acquisition) of (i) assets (including for the purpose of this definition the outstanding equity securities of any subsidiary of RPS) or businesses representing 15% of the fair market value of the Company’s consolidated assets or to which 15% or more of the Company’s consolidated net revenues or net income are attributable, or (ii) 15% or more of the equity interests of RPS;
•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the voting equity interests of RPS; or
•	any combination thereof.
A “superior proposal” means a bona fide written takeover proposal that is received by RPS after the date of the Merger Agreement and not in breach of the restrictions on solicitation described in this section and that the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors):
•	is reasonably likely to be consummated in accordance with its terms, after taking into account all legal, financial, regulatory and other aspects of such takeover proposal (including the expected timing and likelihood of consummation) and the Merger Agreement (after taking into account any revisions to the Merger Agreement made or proposed in writing by the Parent prior to the time of the determination), including financing and the identity of the person or group making the takeover proposal; and
•	would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transactions provided for in the Merger Agreement (after taking into account any revisions to the Merger Agreement made or proposed in writing by the Parent prior to the time of the determination).
For purposes of the definition of superior proposal, references in the definition of “takeover proposal” to “15% or more” are replaced by “more than 70%”.

Stockholder Action by Written Consent
On December 27, 2010, following execution of the Merger Agreement, the Principal Stockholders, who collectively owned shares of Common Stock representing approximately 56.8% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered to the Company, Parent and Merger Sub written consents adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. No further approval of the stockholders of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
We are required pursuant to the terms of the Merger Agreement to prepare and deliver to the Company’s stockholders this information statement and give prompt notice of the adoption of the Merger Agreement by stockholder written consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the written consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. On January 12, 2011, the Company mailed to the RPS stockholders a notice of the action taken by written consent pursuant to Section 228(e) of the DGCL.
Reasonable Best Efforts to Cause the Merger to Occur
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable.
Indemnification and Insurance
Pursuant to the Merger Agreement, for a period of six years following the Effective Time, the Company will maintain in effect a six-year tail insurance policy covering the persons who are covered by the Company’s existing directors’ and officers’ liability insurance policies for events that occur prior to the Effective Time and providing coverage at least as favorable, in the aggregate, as such existing policies.
Conditions to the Merger
Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:
•	the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, by the affirmative vote or written consent of the holders of the majority of the then outstanding shares of Common Stock, which occurred when the Principal Stockholders executed and delivered written consent to the Company, Parent and Merger Sub on December 27, 2010 as described above;
•	the expiration or termination of the waiting period under the HSR Act; and
•	the absence of legal prohibitions on the completion of the Merger.

In addition, Parent’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:
•	certain of the Company’s representations and warranties relating to capitalization and ownership of its subsidiaries must be true in all respects as of the date of the Merger Agreement and immediately prior to the Effective Time;
•	the Company’s representations and warranties (disregarding all qualifications to “materiality” or “material adverse effect”), other than those set forth in the immediately preceding condition, must be true and correct in all respects as of the date of the Merger Agreement and immediately prior to the Effective Time;
•	other than certain representations and warranties referred to in the two immediately preceding conditions, the Company’s representations and warranties relating to (among other things) organization, standing, capitalization, ownership of its subsidiaries, authority and approval, absence of certain changes and events, and related party transactions must be true and correct in all material respects as of the date of the Merger Agreement and immediately prior to the Effective Time;
•	the Company’s performance in all material respects of its obligations required to be performed at or prior to the Effective Time of the Merger;
•	the absence of a material adverse effect on the Company;
•	the delivery to Parent by the Company of a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer certifying that the five immediately preceding conditions have been satisfied;
•	the distribution of this information statement to our stockholders and the passage of at least 20 calendar days following such distribution;
•	the termination of a certain related party transaction of the Company; and
•	the delivery to Parent of a certificate signed by the chief executive officer or chief financial officer certifying that an interest in the Company is not a U.S. real property interest.
In addition, the Company’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:
•	Parent’s and Merger Sub’s representations and warranties in the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and immediately prior to the Effective Time, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement;
•	Parent’s and Merger Sub’s performance in all material respects of their obligations required to be performed prior to the Effective Time of the Merger; and
•	the delivery to the Company by Parent of a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying that the two immediately preceding conditions have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by the Company’s stockholders:
•	by mutual written consent of each of Parent and RPS;
•	by either Parent or RPS:
•	if the Merger has not been consummated on or before April 26, 2011 (the “End Date”), except that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure to consummate the Merger; or
•	if any court or governmental authority has taken any action enjoining or prohibiting the consummation of the Merger and that action has become final and non-appealable, except that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the action enjoining or prohibiting the consummation of the Merger;
•	by Parent, if:
•	the Company enters into or publicly announces its intention to enter into an acquisition agreement with another party;
•	RPS breaches or fails to perform any of its representations, warranties, covenants or agreements under the Merger Agreement that would cause certain conditions to closing not to be satisfied and such breach or failure to perform is not cured within 30 days following receipt of written notice of such breach or failure from Parent; or
•	stockholders holding a majority of the outstanding shares of Common Stock entitled to vote on the Merger Agreement do not execute and deliver written consents in favor of adoption of the Merger Agreement by 5:00 p.m. New York City time on the business day following the execution of the Merger Agreement, which occurred when the Principal Stockholders executed and delivered written consents on December 27, 2010 adopting the Merger Agreement;

•	by RPS, if:
•	the Board of Directors authorizes the Company, in compliance with the limitations described under “The Merger Agreement—Restrictions on Solicitation,” to enter into an acquisition agreement in respect of a superior proposal; or
•	if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements under the Merger Agreement that would cause certain conditions to closing not to be satisfied and such breach or failure to perform is not cured within 30 days following receipt of written notice of such breach or failure from RPS.
Termination Fees
RPS will be obligated to pay Parent a termination fee of $10 million in the following circumstances:
•	If Parent terminates the Merger Agreement because stockholders holding a majority of the outstanding shares of Common Stock entitled to vote on the Merger Agreement do not execute and deliver written consents in favor of adoption of the Merger Agreement by 5:00 p.m. New York City time on the business day following the execution of the Merger Agreement, which occurred when the Principal Stockholders executed and delivered written consents on December 27, 2010 adopting the Merger Agreement;
•	If Parent terminates the Merger Agreement because the Company enters into or publicly announces its intention to enter into an acquisition agreement with another party;
•	If the Company terminates the Merger Agreement to enter into an acquisition agreement with respect to a superior proposal; and
•	If Parent terminates the Merger Agreement because the Company breaches or fails to perform any of its representations, warranties, covenants or agreements under the Merger Agreement or if either the Company or Parent terminates the Merger Agreement because a court or governmental authority has taken any action enjoining or prohibiting the consummation of the Merger, and, in each case, (a person other than Parent or WPX) has made a takeover proposal prior to the termination of the Merger Agreement and within 12 months of that termination, the Company enters into a definitive agreement to consummate or has consummated any takeover proposal, provided that, solely for these purposes, references to “15%” in the term “takeover proposal” would be deemed references to “50%.”
If Parent or Merger Sub breaches its obligation to close the Merger, the Company would be entitled, pursuant to the Equity Commitment Letter to either (i) specifically enforce WPX’s obligation to provide the equity financing, or (ii) terminate the Merger Agreement and elect to receive a reverse termination fee of $40 million from Parent, payment of which has been guaranteed by WPX. In the event that the Company seeks specific enforcement of the Equity Commitment Letter and fails to prevail in that action, Parent would have the right to pay the $40 million termination fee within 10 business days of issuance of the final, non-appealable judgment. If Parent does not make the payment within such timeframe, the Company would have the right to pursue money damages under the Merger Agreement and the Guarantee.

Remedies
Recovery of the termination fee will be the exclusive remedy available to Parent with respect to the events giving rise to the obligation of RPS to pay the termination fee. In all other events, Parent will be entitled to all remedies available at law or in equity including, but not limited to, the remedy of specific performance.
Amendment
The Merger Agreement may be amended by the parties to the Merger Agreement at any time before or after adoption of the Merger Agreement by the holders of the shares of Common Stock; provided, however, after adoption of the Merger Agreement by the stockholders of RPS, there may not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders being obtained. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
APPRAISAL RIGHTS
The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which are attached as Annex C to this information statement and incorporated herein by reference. Holders of record of Common Stock intending to exercise appraisal rights should carefully review Annex C. Failure to precisely satisfy any of these statutory procedures and requirements set forth in Annex C may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex C should be reviewed carefully in its entirety by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.
Under the DGCL, stockholders of record of RPS Common Stock are entitled to appraisal rights for any or all of the shares of Common Stock held by them at the Effective Time provided that they comply with the conditions established by Section 262 of the DGCL (“Section 262”). To exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures of Section 262 required to be followed by a stockholder to perfect appraisal rights. Annexed as Annex C to this information statement is a copy of Section 262 in its entirety, which sets forth your statutory rights of appraisal and the procedures for effecting these rights.
Section 262 sets forth the procedures a stockholder must follow to have his, her or its shares appraised by the Delaware Court of Chancery (the “Court”) and to receive payment of the “fair value” of such shares of Common Stock. The statutory rights of appraisal granted by Section 262 are subject to strict compliance with the procedures set forth in Section 262.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.
Under Section 262, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective time of the merger or the surviving or resulting corporation, within 10 days after the effective time of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders, and must include in each such notice a copy of Section 262. This information statement constitutes notice to holders of RPS’s Common Stock concerning the availability of appraisal rights under Section 262 and Section 262 is annexed to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve such stockholder’s right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
A stockholder of record of Common Stock electing to exercise appraisal rights must deliver to RPS a written demand for the appraisal of his, her or its shares of Common Stock within 20 days after the date of mailing of this information statement. Accordingly, this 20-day period will terminate on [                    ], 2011. Such demand for appraisal will be sufficient if it reasonably informs RPS of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his, her or its shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such shares.
Only a stockholder of record of shares of our Common Stock on the Effective Time of the Merger is entitled to assert appraisal rights for the shares of Common Stock registered in her, his or its name. The demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand must set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.
All written demands for appraisal of shares must be mailed or delivered to: ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, PA 19034, Attention: Corporate Secretary.
RPS must send a notice of the Effective Time of the Merger either prior to the Effective Time of the Merger or within 10 days thereafter. If the notice of the Effective Time of the Merger is sent more than 20 days following the sending of this notice, the notice of the Effective Time of the Merger need only be sent to stockholders who have demanded appraisal rights.
Within 120 days after the Effective Time of the Merger, RPS or any stockholder who has satisfied the provisions of Section 262 may commence an appraisal proceeding by filing a petition with the Court, with a copy served on RPS in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by such stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal for their shares. Stockholders seeking to exercise appraisal rights should not assume that RPS will file a petition with respect to the appraisal of the value of their shares or that RPS will initiate any negotiations with respect to the “fair value” of such shares. Accordingly, it is the obligation of each stockholder to initiate all necessary action to perfect such stockholder’s appraisal rights within the time periods prescribed by Section 262.
Within 120 days after the Effective Time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, will be entitled, upon written request, to receive from RPS a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by RPS or, if later, within 10 days after the expiration of the period for delivery to RPS of appraisal demands. A person who is the beneficial owner of shares of Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request such a statement from RPS and may also file a petition for appraisal.
If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who have demanded an appraisal for their shares and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

After the Court determines which stockholders are entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of such shares of Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger with interest thereon to be paid in accordance with Section 262 as the Court so determines.
Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more, the same, or less than the per share Merger Consideration they are entitled to receive if they do not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. Although RPS believes the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, RPS does not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the per share Merger Consideration. In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in Court” should be considered in an appraisal proceeding.
When the fair value is so determined, the Court shall direct the payment of the fair value of the shares, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the dissenting stockholders entitled thereto, upon the surrender to RPS by such dissenting stockholders of the certificates representing such shares. Unless the Court, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment. The costs of the appraisal proceeding (which do not include attorneys’ or expert fees or expenses) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears her, his or its own expenses.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to receive the payment of dividends or other distributions in respect of those shares (other than those payable to stockholders of record as of a date prior to the Effective Time of the Merger).
If any stockholder who demands appraisal of their shares under Section 262 fails to perfect or effectively withdraws or loses the right to appraisal, the shares of such stockholder will be converted into the right to receive the per share Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect or effectively lose a right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the stockholder delivers to RPS a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of RPS, and (ii) no appraisal proceeding in the Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days. RPS has no obligation or intention to file such a petition, therefore, any stockholder who desires a petition to be filed is advised to file it on a timely basis.
If you properly demand appraisal of your shares of Company Common Stock under Section 262 of the DGCL but you fail to perfect, or effectively withdraw or lose, your right to appraisal as provided in Section 262 of the DGCL, your shares of Company Common Stock will be converted into the right to receive consideration to be paid pursuant to the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if you deliver us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time of the Merger will require our written approval.
If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS
The following table presents, as of December 31, 2010, information regarding the beneficial ownership of the Company’s Common Stock by each of our directors and executive officers as a group and each person we believe to be a beneficial owner of more than 5% of the issued and outstanding shares of the Company’s Common Stock as of such date.

	Shares Beneficially Owned
Name and Address of Beneficial Holder	Shares	Percentage
Named Executive Officers and Directors
Daniel M. Perlman (1)	3,001,613	8.1%
Harris Koffer (2)	1,019,279	2.7%
Steven Bell (3)	468,265	1.2%
Janet L. Brennan (4)	569,730	1.5%
Samir Shah (5)	280,042	*
Thomas R. Armstrong (6)	9,237,673	24.8%
Jack H. Dean (2)	3,750	*
James R. Macdonald (7)	3,454,127	9.3%
Warren M. Myers (2)	3,750	*
Daniel Raynor (8)	5,766,604	15.5%
Stephen E. Stonefield (9)	5,450	*
Peter M. Yu (6)	9,237,673	24.8%
All directors and executive officers as a group (consists of 12 persons) (10)	23,808,618	63.8%
5% Stockholders
Pangaea One Acquisition Holdings (6)	9,237,673	24.8%
The Argentum Group (8)	5,719,441	15.3%
The Productivity Fund IV (7)	3,454,127	9.3%
Lehman Brothers International (Europe) (11)	2,142,736	5.7%

*	Represents beneficial ownership of less than one percent.

(1)	Includes 450,000 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010.

(2)	Consists solely of shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010.

(3)	Includes 252,560 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010, and an additional 40,000 shares of restricted stock that are subject to repurchase by us. Mr. Bell has voting power with respect to the restricted shares but does not have investment power with respect to such shares until our repurchase option lapses.

(4)	Includes 83,445 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010.

(5)	Includes 130,610 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010.

(6)	Consists of 7,862,010 shares of common stock held by Pangaea One Acquisition Holdings I, LLC, or Pangaea, and 1,452,324 shares of common stock held by Pangaea One Acquisition Holdings II, LLC, or Pangaea II, which is a wholly-owned subsidiary of Pangaea. Pangaea One GP2 (Cayman), Co. is the general partner of Pangaea One GP2 (Cayman), L.P., which is the general partner of Pangaea One Parallel Fund, L.P., referred to collectively as Pangaea One GP2. Pangaea One GP (Cayman), Co. is the general partner of Pangaea One GP (Cayman), L.P., which is the general partner of Pangaea One (Cayman), L.P., referred to collectively as Pangaea One GP. Pangaea One GP, LLC is the general partner of both Pangaea One, L.P., referred to as Pangaea One DE GP, and Pangaea One Parallel Fund (B), L.P., referred to as Pangaea One Parallel GP. Pangaea One GP2, Pangaea One GP, Pangaea One DE GP, and Pangaea One Parallel GP each own a minority percentage of the membership interests of Pangaea and together own all of the outstanding membership interests of Pangaea. Mr. Armstrong and Mr. Yu, through the investment committee of Pangaea One GP2, Pangaea One GP, Pangaea One DE GP, and Pangaea One Parallel GP, have shared voting and investment power over the shares held by Pangaea and Pangaea II. Mr. Armstrong and Mr. Yu have disclaimed such beneficial ownership. Pursuant to a previous agreement we entered with Pangaea, Pangaea had the right to nominate and have elected up to two directors to our Board of Directors as long as it owns at least 20% of our outstanding common stock, and one director as long as it owns at least 10% of our outstanding common stock. Pangaea nominated, our Board of Directors appointed, and our stockholders elected Mr. Armstrong and Mr. Yu as directors at our 2008 and 2010 annual meetings of stockholders, respectively. The address for Messrs. Armstrong and Yu is c/o Cartesian Capital Group, LLC, 505 Fifth Avenue, 15th Floor New York, NY 10017.

(7)	Consists of shares of common stock owned of record by The Productivity Fund IV, L.P., which beneficially owns 3,326,213 shares, and The Productivity Fund IV Advisors Fund, L.P., which beneficially owns 127,914 shares, which are referred to collectively as the Productivity Funds. Mr. Macdonald is a managing director of First Analysis Corporation, which is the manager of First Analysis Venture Operations and Research, L.L.C., which is the managing member of First Analysis Management Company IV, L.L.C., which is the general partner of the Productivity Funds. Mr. Macdonald may be deemed to have beneficial ownership over the shares held by the Productivity Funds. Mr. Macdonald disclaims such beneficial ownership. The address for Mr. Macdonald is c/o First Analysis Corporation, One South Wacker Drive, Suite 3900 (39th floor), Chicago, Illinois 60606.

(8)	Consists of shares of common stock owned of record by Argentum Capital Partners, L.P, or ACP, which beneficially owns 905,632 shares, Argentum Capital Partners II, L.P., or ACP II, which beneficially owns 4,813,809 shares, and 47,163 shares owned of record by CGM IRA Custodian for the benefit of Daniel Raynor. Mr. Raynor is the managing member of Argentum Investments, LLC, which is the managing member of Argentum Partners II, L.P., which is the general partner of ACP II. Mr. Raynor is also the chairman of B.R. Associates, Inc., which is the general partner of ACP. Mr. Raynor may be deemed to have beneficial ownership over the shares held by these entities. Mr. Raynor disclaims such beneficial ownership. The address for Mr. Raynor is c/o The Argentum Group, 60 Madison Avenue, Suite 701, New York, NY 10010.

(9)	Includes 2,500 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010.

(10)	Includes 1,944,229 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2010 and the shares identified in footnotes (6), (7) and (8). Also includes 40,000 shares of restricted stock that are subject to repurchase by us.

(11)	The address for Lehman Brothers International (Europe) is c/o PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH25, United Kingdom.

MARKET PRICE OF THE COMPANY COMMON STOCK AND DIVIDEND
INFORMATION
Our Common Stock is not currently traded on any established public trading market. Our Common Stock, along with warrants to purchase common stock that have since expired, were traded on the Alternative Investment Market of the London Stock Exchange, or AIM, under the symbols “RPSE” for our Common Stock and “RPSW” for our warrants until September 4, 2009 and October 4, 2009, respectively. At a special meeting of stockholders and warrant holders on August 26, 2009, we received approval from the requisite percentage of our stockholders to delist our Common Stock from AIM. The warrant holders did not approve our proposal to delist our warrants from trading on AIM. Upon the date of delisting of our Common Stock from AIM, our nominated advisor resigned from its position, and the trading of our warrants on AIM was suspended. We did not appoint another nominated advisor within one month after the suspension of our warrants from trading on AIM, and as a result the listing of our warrants on AIM was cancelled on October 4, 2009. Due to the limited quotations of our Common Stock and warrants on AIM while listed, AIM was not considered an established public trading market under U.S. securities laws.
We have never paid dividends on our shares of Common Stock. As of January 13, 2011, there were approximately 101 record holders of our Common Stock. Because some of our Common Stock may be held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial holders represented by these record holders.
WHERE YOU CAN FIND MORE INFORMATION
Though we are not subject to the reporting requirements of the Exchange Act and its rules and regulations, we file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information can be read and copied at:
SEC Public Reference Room
100 F Street N.E.
Washington, D.C. 20549
Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s home page at http://www.sec.gov.
Our corporate Internet Website is www.rpsweb.com. Our corporate Website provides free access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronic filing with the SEC. The information contained on our Website or connected to our Website is not incorporated by reference into this Information Statement and should not be considered part of this Information Statement.

Copies of any of the above referenced information will also be made available, free of charge, upon written request to:
ReSearch Pharmaceutical Services, Inc.
Attention: Corporate Secretary
520 Virginia Drive
Fort Washington, PA 19034
INCORPORATION BY REFERENCE
Statements contained in this information statement, or in any document incorporated in this information statement by reference regarding the contents of other documents, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this information statement certain documents we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement, and later information that we file with the SEC, prior to the closing of the Merger, will automatically update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the Effective Time of the Merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this information statement.
•	our Annual Report on Form 10-K for the year ended December 31, 2009;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and
•	our Current Reports on Form 8-K filed with the SEC on March 24, 2010, May 14, 2010, June 2, 2010, August 6, 2010, August 13, 2010, November 2, 2010, November 15, 2010 and December 28, 2010 (in each case, only to the extent filed and not furnished).
Any person, including any beneficial owner, to whom this information statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in “Where You Can Find More Information.”
You should rely only on information contained in or incorporated by reference in this information statement. No persons have been authorized to give any information or to make any representations other than those contained in this information statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS INFORMATION STATEMENT IS DATED [                    ], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.
HOUSEHOLDING OF MATERIALS
Pursuant to the rules of the SEC, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s information statement, unless RPS has received contrary instructions from one or more of the stockholders. Upon written or oral request, RPS will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify RPS if they wish to receive separate copies of the Company’s communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future.

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
ROY RPS HOLDINGS CORP.
RPS MERGER SUB INC.
and
RESEARCH PHARMACEUTICAL SERVICES, INC.
dated as of
DECEMBER 27, 2010

i

ii

iii

Exhibits

Exhibit A	-	Guarantee
Exhibit B	-	Merger Consent
Exhibit C	-	Initial Press Release
Company Disclosure Schedule

Schedule 5.01	Conduct of Business of the Company
Schedule 5.10	Indemnification Documents
Schedule 6.02(e)	Terminated Related Party Transactions
Schedule 8.01	Knowledge

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 27, 2010, by and among ReSearch Pharmaceutical Services, Inc., a Delaware corporation (the “Company”), Roy RPS Holdings Corp., a Delaware corporation (“Parent”), and RPS Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS:
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) other than (a) shares of Company Common Stock directly owned by Parent, Merger Sub or the Company, as treasury stock, and (b) the Dissenting Shares, will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company (the “Company’s Board of Directors”), acting upon the recommendation of a committee of the Company’s Board of Directors that was formed to consider the transactions contemplated by this Agreement (the “Transaction Committee”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Warburg Pincus Private Equity X, L.P. (the “Guarantor”) has provided a guarantee in favor of the Company in the form attached as Exhibit A (the “Guarantee”);
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGER
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Philadelphia, Pennsylvania time, as soon as practicable (and, in any event, within five (5) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction (or waiver) of the conditions set forth in Article VI (not including conditions that cannot by their nature be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (y) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso); and provided further, in no event shall the Closing occur prior to the Fiduciary Date. The Closing shall be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

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Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended by virtue of the Merger shall be amended by virtue of the Merger to become the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of the Company shall be amended by virtue of the Merger to become the by-laws of Merger Sub as in effect immediately prior to the Effective Time, which shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.
Section 1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
Section 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:
(a) Cancellation of Certain Company Common Stock. Subject to the provisions of Section 2.03, each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries or the Company (as treasury stock or otherwise) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor;
(b) Conversion of Company Common Stock. Subject to the provisions of Section 2.03, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.01(a), and (ii) Dissenting Shares), shall be cancelled and shall be converted automatically into the right to receive $6.10 in cash, without interest (the “Merger Consideration”), subject to any applicable withholding rights specified in Section 2.05; and
(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

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Section 2.02 Surrender and Payment.
(a) Not less than five (5) Business Days prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent and enter into an exchange agent agreement with such Paying Agent for the purpose of exchanging the Merger Consideration for certificates formerly representing Shares (each, a “Certificate”). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, cash in an amount sufficient to pay (i) the aggregate Merger Consideration as required to be paid pursuant to Section 2.01; provided, that the Paying Agent shall distribute the funds received by it pursuant to clauses (ii) and (iii) of this Section 2.02(a) to the Surviving Corporation to be paid by the Surviving Corporation in accordance with Section 2.07(a) and Section 2.07(b), (ii) the aggregate Company Stock Option Consideration due to holders of Company Stock Options as required to be paid pursuant to Section 2.07(a), and (iii) the aggregate Company Stock Award Consideration due to holders of Company Stock Awards as required to be paid pursuant to Section 2.07(b) (collectively, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than the payment of the Merger Consideration and shall not be subject to any claim of Parent under this Agreement. If the Payment Fund is inadequate to pay the aggregate amounts to which holders of Shares shall be entitled under Section 2.01(b), the holders of Company Stock Options shall be entitled under Section 2.07(a), and the holders of Company Stock Awards shall be entitled under Section 2.07(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all of the foregoing payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof, and, for the avoidance of doubt, any losses resulting from investment of the Payment Fund shall not in any way diminish Parent’s and Merger Sub’s obligations to pay in full all amounts due under this Agreement. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the aggregate amounts payable pursuant to Section 2.01, 2.07(a) and 2.07(b) shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. Parent shall pay, or cause to be paid, all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. As promptly as practicable (but in no event later than three (3) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, a letter of transmittal and instructions (which letter of transmittal and instructions shall be in the form and substance reasonably acceptable to Parent and the Company) for use in such exchange.

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(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.01(b) shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate upon surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent. Until so surrendered, and subject to the terms set forth in Section 2.03, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender of any Certificate. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled, retired and will cease to exist.
(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.
(e) Any portion of the Payment Fund that remains unclaimed by the holders of Shares two (2) years after the Effective Time shall be returned to the Surviving Corporation or Parent, upon demand as directed by Parent, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent, as a general creditor thereof, for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Surviving Corporation or Company shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(f) Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

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Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly demanded (and not withdrawn) appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL. Parent shall have, at its own expense, the right to participate in and control all negotiations and proceedings with respect to any such demands, provided such proceedings shall not cause any delay in the Closing (on the timing specified in Section 1.02). The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenting Shares prior to the Effective Time.
Section 2.04 Adjustments. Notwithstanding anything to the contrary herein, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as expressly permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, any stock dividend or distribution paid in stock or any other similar change occurring, or with a record date occurring after the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any such action with respect to its securities that is expressly prohibited by this Agreement.
Section 2.05 Withholding Rights. Notwithstanding anything to the contrary herein, each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax Law and to pay such amounts to the appropriate taxing authority. To the extent that amounts are so deducted, withheld and paid by the Paying Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction, withholding, and payment.

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Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid (without any interest thereon) in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.
Section 2.07 Treatment of Stock Options and Other Stock-based Compensation.
(a) The Company shall take all requisite action so that, as of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding, vested and exercisable immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option (such amount, the “Company Stock Option Consideration”); provided, that if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof. Each Company Stock Option that is outstanding as of the Effective Time but is not then vested and exercisable (and is not contractually entitled to accelerated vesting as of the Effective Time) shall be, as of the Effective Time, exchanged for a number of options to acquire equity securities of the Parent or an Affiliate of Parent having an aggregate intrinsic value equal to the value of such Company Stock Option.
(b) The Company shall take all requisite action so that, as of the Effective Time, each restricted stock award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company stock award plan, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration (reduced, if applicable, by any exercise or base price applicable to such Company Stock Award; the “Company Stock Award Consideration”); provided that if the exercise price per share of any such Company Stock Award is equal to or greater than the Merger Consideration, such Company Stock Award shall be cancelled without any cash payment being made in respect thereof.

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(c) At or prior to the Effective Time, the Company, its board of directors and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents, but which shall not include the payment of money or other consideration other than as provided herein) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.07.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (A) the written disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), (B) the Form S-1 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on June 18, 2010, as amended by Amendment No. 1 to Form S-1 filed by the Company with the SEC on October 1, 2010, as amended by Amendment No. 2 to Form S-1 filed by the Company with the SEC on November 23, 2010 (collectively the “Form S-1”), and (C) any report, statement or other document filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and publicly available on or after the period beginning on December 31, 2009 and ending on the date of this Agreement (but excluding (i) any disclosures contained or referenced in the Form S-1 or in such reports, statements or documents under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, (ii) any exhibits appended to the Form S-1 or to such reports, statements or documents, (iii) any matters disclosed for purposes of Section 3.02 of the Company Disclosure Schedule, which matters shall be specifically disclosed in Section 3.02 of the Company Disclosure Schedule, (vi) any matters disclosed for purposes of Section 3.15 of the Company Disclosure Schedule, which matters shall be specifically disclosed in Section 3.15 of the Company Disclosure Schedule and (v) any matters disclosed for purposes of Section 5.01 of the Company Disclosure Schedule, which matters shall be specifically disclosed in Section 5.01 of the Company Disclosure Schedule), it being acknowledged and agreed by Parent and Merger Sub that any matter set forth in any section or subsection of the Company Disclosure Schedule shall be deemed to be a disclosure for all other sections or subsections of the Company Disclosure Schedule to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section of the Company Disclosure Schedule, but shall expressly not be deemed to constitute an admission by the Company or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Company Material Adverse Effect or is otherwise material for purposes of this Agreement or the Company Disclosure Schedule, as a material inducement to Parent and the Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.
(a) Organization; Standing and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except for such failures to be in good

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standing that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.
(b) Charter Documents. The Company has delivered or made available to Parent complete and correct copy of the certificate of incorporation, by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries.
(c) Minutes. The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company’s Board of Directors and each committee of the Company’s Board of Directors since January 1, 2009, provided, however, that the Company shall not be obligated to make available any minutes of meetings to the extent related to other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Company’s Board of Directors with respect to the consideration of a sale of the Company or its assets.
(d) Subsidiaries. Section 3.01(d)(i) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(d)(ii) of the Company Disclosure Schedule sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive rights and are owned, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.
Section 3.02 Capital Structure.
(a) Capital Stock. The authorized capital stock of the Company consists of: (i) One Hundred Fifty Million (150,000,000) Shares and (ii) One Million (1,000,000) shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement, (x) 37,224,215 Shares were issued and outstanding, (y) no Shares were issued and held by the Company in its treasury and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as expressly contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable. No Subsidiary of the Company owns any Shares.

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(b) Stock Awards.
(i) As of the date of this Agreement, an aggregate of 3,115,590 Shares (x) were subject to issuance pursuant to Company Stock Options or (y) constitute Company Stock Awards granted under the Company’s 2007 Equity Incentive Plan (the awards or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plan”). Section 3.02(b)(i) of the Company Disclosure Schedule sets forth as of the close of business on December 23, 2010 a list of each outstanding Company Equity Award granted under the Company Stock Plan and (A) the name of the holder of such Company Equity Award, (B) the number of Shares subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires.
(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Schedule, as of the date hereof, there are no (w) Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), (x) outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company, (y) outstanding options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (z) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as “Company Securities”). There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.
(iii) Except as set forth in Section 3.02(b)(iii) of the Company Disclosure Schedule, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, and neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

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(c) Company Subsidiary Securities. Except as set forth in Section 3.02(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).
Section 3.03 Authority; Non-contravention; Governmental Consents; Etc.
(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to, in the case of consummation of the Merger, adoption of this Agreement by the Requisite Company Vote. The affirmative vote or consent of the holders of a majority of the outstanding Shares to adopt this Agreement (the “Requisite Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.
(b) Non-contravention. Except as set forth on Schedule 3.03(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default under (or an event which with notice or lapse of time would become a default), or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, vesting or cancellation, right to receive any payment or require any Consent under, any Customer Contract, Company Material Contract or Material Lease to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole).

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(c) Governmental Consents. No consent, approval, permit, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of a definitive information statement with respect to the Requisite Company Vote (along with any amendments and supplements thereto, the “Information Statement”), with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Schedule; and (vi) such other Consents of Governmental Entities which if not obtained or made would (x) not prevent, materially delay or materially impede the Closing, and (y) not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Board Approval. The Company’s Board of Directors, acting upon the recommendation of the Transaction Committee, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company’s Board of Directors Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company.

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(e) Transaction Committee. The Transaction Committee is composed solely of Disinterested Directors. The Transaction Committee has (i) unanimously determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and (ii) unanimously recommended to the Company’s Board of Directors that the Company adopt this Agreement and the transactions contemplated hereby, including the Merger, which determination and recommendation have not been subsequently withdrawn or modified in a manner adverse to Parent.
(f) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company’s Board of Directors has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
(g) Opinions of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of the Company Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A true and complete copy of such opinion will be delivered to Parent solely for informational purposes promptly after the date hereof. The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Information Statement. As of the date of this Agreement, such opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.
(h) Information Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will, at the time it is mailed to stockholders of the Company, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to the statements made or incorporated by reference therein supplied by Parent, Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Information Statement.

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Section 3.04 SEC Filings; Financial Statements.
(a) SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 14, 2007 (the “Company SEC Documents”). The Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and did not, at the time it was filed (or, if amended, at the time (and taking into account the content of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 14, 2007 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. As of the date hereof, Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(c) Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
(d) Internal Controls.
(i) The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (1) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (2) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company’s Board of Directors, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.
(ii) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company’s executive management has certified that it has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, to the Company’s auditors and the audit committee of the Company’s Board of Directors and on Section 3.04(d) of the Company Disclosure Schedule (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(iii) Since the enactment of SOX, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

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(e) No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP except for Liabilities that (i) are reflected or recorded on the Company’s unaudited balance sheet dated as of September 30, 2010 (including in the notes thereto but only to the extent it is reasonably apparent that the disclosure in such notes is of a Liability required to be reflected on a balance sheet prepared in accordance with GAAP) contained in the Company SEC Documents, (ii) were incurred since the date of the Company’s unaudited balance sheet dated as of September 30, 2010 in the ordinary course of business consistent with past practice, or (iii) were incurred in connection with the transactions contemplated by this Agreement.
(f) Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected or recorded on the Company’s unaudited balance sheet dated as of September 30, 2010 contained in the Company SEC Documents are valid receivables subject to no setoffs or counterclaims (except for customer deposits and deferred revenue payments from customers as reflected on such balance sheet or as otherwise reserved for on such balance sheet and for offsetting invoices between the Company’s customers which are also the Company’s suppliers), and to the Knowledge of the Company, are collectible in the ordinary course of business consistent with past practice (except as reserved for on such balance sheet).
Section 3.05 Absence of Certain Changes or Event. Except as set forth in Section 3.05 of the Company Disclosure Schedule or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred (a) since December 31, 2009, (i) any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01, and (b) since September 30, 2009, any material change to the cash management practices of the Company or any of its Subsidiaries (including the payment timing and discounting practices with respect to accounts payable and accounts receivable of the Company and its Subsidiaries) except as is consistent with the Company’s and its Subsidiaries’ past practice in the ordinary course of business.
Section 3.06 Taxes.
(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all income Tax Returns and all other material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

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(b) Availability of Tax Returns. The Company has made available to Parent copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2006.
(c) Liens. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable and for which adequate reserves in accordance with GAAP have been made in the Company’s financial statements.
(d) Tax Deficiencies and Audits. No material deficiency for any Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no material waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. Except as set forth on Section 3.06(d) of the Company Disclosure Schedule, there are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.
(e) Withholding. All material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts paid or owing to any employee, creditor or third-party have been fully paid or properly accrued.
(f) Tax Sharing. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or has any Liability under any Tax allocation, sharing or similar agreement or arrangement, (ii) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (iii) has any Liability for Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations under the Code, as a transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.
(g) Items of Income and Deduction. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or (v) any amount reported pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) for any taxable period ending on or prior to the Closing Date.

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(h) USRPHC. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i) Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code during the three (3) years ending on the date of this Agreement.
(j) Independent Contractors and Employees. Any person classified or treated by the Company or any of its Subsidiaries as an employee or as an independent contractor for any Tax purpose or as to any payment, for any period, was properly so classified and treated for the applicable Tax purpose or payment and the applicable period.
(k) Jurisdictions. No claim has ever been made by a taxing authority in a jurisdiction where the Company of any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.
(l) Reportable and Listed Transactions. Neither the Company nor any of its Subsidiaries has engaged in a transaction that is, or is substantially similar to, a listed transaction or a reportable transaction, a principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.
(m) Entity Classification. Section 3.06(m) of the Company Disclosure Schedule lists the entity classification (i.e., disregarded entity, partnership or association taxable as a corporation) for U.S. federal income tax purposes of each of the Company’s Subsidiaries. Except as provided on Section 3.06(m) of the Company Disclosure Schedule, each such Subsidiary has had such classification at all times since its formation.
(n) Changes. Since December 31, 2007, neither the Company nor any of its Subsidiaries has made, changed or revoked any election relating to Taxes, changed any annual accounting period, adopted or changed any accounting method, entered into any closing agreement relating to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment.
(o) Foreign Subsidiaries. None of the Foreign Subsidiaries has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code. None of the Foreign Subsidiaries is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code (a “PFIC”), and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly in a PFIC. None of the Foreign Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.

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(p) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
(q) Code Sections 280G, 162(m) and 409A. Except as set forth in Section 3.06(q) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, manager, equityholder or other service provider of the Company or any of its Subsidiaries under any Company Employee Plan or otherwise would not be deductible by reason of Sections 280G or 162(m) of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.
Section 3.07 Intellectual Property.
(a) Certain Owned Company IP. Section 3.07(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of the following Owned Company IP: (i) all registered or applied for Trademarks and material unregistered Trademarks; (ii) all Patents; (iii) all registered or applied for Copyrights; and (iv) all material Software owned or used by the Company and each of its Subsidiaries (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software with a replacement cost and/or annual license fee of less than $100,000).
(b) Good Standing. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has made all prosecution and maintenance payments and all filings currently due or required to be filed (extensions or grace periods not being available), to prosecute and maintain each item of registered, issued and applied for Owned Company IP; (ii) the Company and each of its Subsidiaries has taken appropriate steps to ensure compliance with all applicable Laws and regulations relating to patent marking requirements with respect to all such Owned Company IP; (iii) all such Owned Company IP is duly registered, issued and/or filed in the name of the Company or one of its Subsidiaries, as applicable; and (iv) all registrations, issuance and applications of Owned Company IP are currently in good standing and the chain of title for such Owned Company IP is correct, contains no gaps, and has been recorded with the applicable Governmental Entity, including the U.S. Patent and Trademark Office and the U.S. Copyright Office.
(c) Enforceability. The Company’s and its Subsidiaries’ right, title and interest in and to all Intellectual Property purported to be owned by them is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. No false allegations of use or other false statements have been made in connection with the filing, prosecution or maintenance of any material Trademarks included in the Owned Company IP and, to the Knowledge of the Company, no false statements have been made in connection with the filing, prosecution or maintenance of any Patents included in the Owned Company IP, except where such allegations or statements would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d) Company IP Agreements. Section 3.07(d) of the Company Disclosure Schedule contains a list, as of the date hereof, of all Contracts (i) granting to the Company or any of its Subsidiaries a license, covenant not to sue or any other interest in, or any right to use or exploit any Company IP, other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software with a replacement cost and/or annual license fee of less than $100,000, or (ii) under which the Company or any of its Subsidiaries has granted to others a license, covenant not to sue or any other interest in, or any right to use or exploit any Owned Company IP (the Contracts in items (i) and (ii) above, collectively “Company IP Agreements”).
(e) No Liens. Except as set forth on Section 3.07(e) of the Company Disclosure Schedule, the Company and its Subsidiaries collectively own all right, title and interest in and to, or have a valid right to use all intellectual property necessary for or used in connection with the current conduct of the Company’s or its Subsidiaries’ business, free and clear of all Liens other than Permitted Liens. Except as set forth on Section 3.07(e) of the Company Disclosure Schedule, no material Intellectual Property is owned by any Person jointly with the Company or its Subsidiaries.
(f) Protection of Trade Secrets. The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are included in the Company IP, except where the failure to take such actions would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(g) No Infringement of IP. To the Knowledge of the Company, in the last three (3) years, (i) no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business has infringed upon, violated or misappropriated any Owned Company IP, except where any such infringement, misappropriation or violation would not be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), and (ii) the Company or any of its Subsidiaries have not infringed upon, violated or misappropriated, and the operation of the Company’s or its Subsidiaries’ businesses as currently conducted does not infringe upon, violate or misappropriate, any Intellectual Property of other Persons.
(h) IP Legal Actions and Orders. Except as set forth in Section 3.07(h) of the Company Disclosure Schedule, in the last three (3) years, there has been no Legal Action pending or, to the Knowledge of the Company, threatened with respect to: (1) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or any of its or their current products or services or otherwise by the conduct of the Company’s or its Subsidiaries’ businesses; (2) any claim challenging the validity or enforceability of any Owned Company IP, or the ownership by the Company or the respective Subsidiary of such Owned Company IP; or (3) any claim contesting the Company’s or any of its Subsidiaries’ rights with respect to any Licensed Company IP.

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(i) Company Systems. The computer systems, including the Software, hardware, networks and interfaces, owned, licensed or leased by the Company or its Subsidiaries (collectively, “Company Systems”) are sufficient for the conduct of their businesses as conducted as of the date hereof in all material respects. In the last twelve (12) months, there have been no failures, breakdowns or continued substandard performance affecting any Company Systems that have caused a material disruption or interruption in or to the conduct of the businesses of the Company or its Subsidiaries.
Section 3.08 Compliance; Permits.
(a) Compliance. The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2009, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.09 Litigation. There is no claim, charge, complaint, action, suit, arbitration, audit, investigation, inquiry, or other proceeding (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity (or that may come before any Governmental Entity), other than any such Legal Action that, if adversely decided, would not reasonably be likely to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Jefferies & Company, Inc. (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Schedule, a copy (including any amendments or modification thereto) of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or for the reimbursement of expenses or any similar charges in connection with this Agreement or any transaction contemplated hereby.

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Section 3.11 Related Party Transactions. Except as set forth in Section 3.11 of the Company Disclosure Schedule and compensation and other employment arrangements entered into by the Company in the ordinary course of business consistent with past practice, no officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months. Neither the Company nor any of its Subsidiaries is party to any transaction, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) that have not been disclosed in the Company SEC Documents filed prior to the date hereof.
Section 3.12 Employee Matters.
(a) Employee Plans. Section 3.12(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment (excluding offer letters providing for annual compensation of less than $175,000 individually), severance, retention, change in control or consulting plan, program, arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (collectively, the “Company Employee Plans”).
(b) Documents. The Company has made available to Parent copies of (i) all Company Employee Agreements providing for annual compensation in excess of $175,000 individually and all Company Employee Plan documents, if any, in each case that are in effect as of the date hereof, and, to the extent applicable, (ii) all related trust agreements, funding arrangements and insurance contracts, (iii) the most recent determination or opinion letter regarding the tax-qualified status of each Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan, (v) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, and (vi) the current summary plan description for each Company Employee Plan.

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(c) Employee Plan Compliance, etc. (i) Each Company Employee Plan in the United States has been established and maintained, funded and administered in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code and to the Knowledge of the Company, each Company Employee Plan outside of the United States (each, a “Foreign Company Plan”) has been established and maintained, funded and administered in all material respects in accordance with its terms and in material compliance with applicable Laws; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters or are covered by timely opinion letters from the IRS and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan; (iv) except to the extent limited by applicable Law, each Company Employee Plan (other than a Company Employee Plan constituting a Company Employee Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; and (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against or relating to any Company Employee Plan. Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, or is required to contribute to, or has any material Liability under or with respect to: (i) any defined benefit pension plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, or plan subject to Section 412 of the Code or Section 302 of ERISA; (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any material Liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code. To the Knowledge of the Company, there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption is not in effect or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Plan. The Company and its Subsidiaries have complied and are in compliance, in all material respects, with the requirements of COBRA. Neither the Company nor any of its Subsidiaries has any material Liability with respect to the provision of post-employment or post-termination welfare or welfare-type benefits to any Person. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with another event) result in (i) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee, officer, director or contractor of the Company or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting or result in any funding of any compensation or benefits.

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(d) Employment Law Matters. The Company and each of its Subsidiaries: (i) is, and for the past three (3) years has been, in compliance with all applicable Laws and agreements respecting employment, including provisions thereof relating to hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, collective bargaining, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) Labor. Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement or relationship with any labor organization, work council trade union, or similar employee representative with respect to any of its or their operations. No work stoppage, slowdown, strike, or other material labor dispute involving the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Company no such dispute with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. To the Knowledge of the Company, there are no ongoing or threatened union organizing or decertification activities involving employees of the Company or any of its Subsidiaries, and no such activities have taken place in the past five (5) years. In the past two (2) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). To the Knowledge of the Company, no officer or key employee of the Company or any of its Subsidiaries has any present intention to terminate his, her or their employment relationship with the Company or such Subsidiary.
Section 3.13 Real Property and Personal Property Matters.
(a) Owned Real Estate. The Company does not own any Real Property.
(b) Leased Real Estate. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good leasehold title to the Leased Real Estate free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Estate and a complete and correct list, as of the date hereof, of all Leases, including with respect to each such Lease the date of such Lease and any amendments, extensions, renewals, guaranties and other agreements thereto. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Leases are legal, valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, (ii) the Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and,

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to the Knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a breach of or default under the provisions of any Lease, and (iv) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease. Neither the Company nor any of its Subsidiaries has entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent copies of all Leases (including all modifications, amendments, supplements, and waivers thereto) pursuant to which the Company or any of its Subsidiaries thereof leases or licenses, as tenant, any Leased Real Estate. Except as would not reasonably be likely to have a Company Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition and repair and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted.
(c) Personal Property. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.
Section 3.14 Environmental Matters. Except for such matters as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.
(b) Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

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Section 3.15 Health Care Matters.
(a) Neither the Company nor any of its Subsidiaries has engaged in any conduct that is prohibited under, or fails to comply with, the requirements of any applicable Health Care Regulatory Law, except where such non-compliance would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2009, to the Knowledge of the Company, no Governmental Entity has issued any notice or notification asserting that the Company or any of its Subsidiaries, or any Affiliate, director, officer, manager, employee or agent of the Company or any of its Subsidiaries is not in compliance with any applicable Health Care Regulatory Law, except where such non-compliance would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any Affiliate, director, officer, manager, employee or agent of the Company or any of its Subsidiaries that provides services in connection with the operation of the Company’s business has provided billing advice to investigators.
(c) Neither the Company nor its Subsidiaries is a party to any agreement (other than confidentiality agreements) with a clinical trial investigator, co-investigator or sub-investigator. Neither of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any Affiliate, director, officer, manager, employee or agent of the Company or any of its Subsidiaries have provided or caused a client to provide payments to investigators, co-investigators, sub-investigators, or study subjects in excess of fair market value, as reasonably determined.
(d) The clinical trial services performed by the Company or its Subsidiaries have, as applicable, met, and currently substantially meet, in all material respects the applicable standards established by: (i) the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and any regulations promulgated thereunder; (ii) the International Conference on Harmonisation (ICH) Consolidated Guidance on Good Clinical Practice E6 and Good Distributions Practices, including any ICH clinical risk management and general principles; (iii) the Protection of Human Subjects and Financial Disclosure requirements of 21 CFR Parts 50 and 54; (iv) the Institutional Review Board requirements found in 45 CFR Part 46; (v) the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) Privacy Rule as contained in 45 CFR Part 164 (to the extent applicable); (vi) the Electronic Records; Electronic Signatures requirements of 21 CFR Part 11; (vii) the applicable clinical trial protocol; (viii) the Food and Drug Administration’s software validation principles; (ix) all applicable state and foreign privacy Laws; (x) all Laws governing conduct of clinical trials in those jurisdictions where clinical trials are performed; and (xi) any agreement governing the performance of such services.
(e) There are no, and have not been any, inspection observations, warning or untitled letters, notices pursuant to 21 U.S.C. § 305 or similar documents and their foreign, state or local equivalents issued to the Company or its Subsidiaries that assert lack of compliance with any Health Care Regulatory Laws, that to the Company’s Knowledge, have not been fully resolved to the satisfaction of any Governmental Entity.
(f) Neither the Company nor any of its Subsidiaries has used the services of, or made available to its customers the services of, any Person known to be debarred under the provisions of 21 U.S.C. §§ 335a(a) or (b) or known to be excluded from participation in any Federal Health Care Program and the Company and its Subsidiaries screen for debarment and exclusion of each Peron providing services to the Company or any of its Subsidiaries or made available to the Company’s or any of its Subsidiaries’ customers. Neither the Company, nor any of its Subsidiaries, officers, employees, or agents, has ever been convicted of any crime or, to the Company’s Knowledge, engaged in any conduct for which debarment is mandated or authorized under 21 U.S.C. §§ 335a(a) or (b).

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(g) Since November 1, 2005, the Company has received no written notice claiming that a clinical trial with respect to which the Company provided services was closed or suspended as a result of any action or failure to act on the part of the Company or any of its Subsidiaries in material contravention of the relevant Contract or applicable Law. Section 3.15(f) of the Company Disclosure Schedule contains a true and complete list of all clinical trials, and the associated countries, for which the Company or any of its Subsidiaries are or were the legal representative for purposes of the EU Clinical Trials Directive 2001/20/EC.
(h) The representations and warranties contained in Section 3.09 and this Section 3.15 are the only warranties and representations made by the Company with respect to health care matters.
Section 3.16 Material Contracts.
(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases), in each case that are still in effect:
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;
(ii) any employment or consulting Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company or any of its Subsidiaries, (y) member of the Company’s Board of Directors, or (z) employee of the Company or any of its wholly-owned Subsidiaries or any other individual person providing for an annual base salary in excess of $175,000;
(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business consistent with past practices pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business consistent with past practice;
(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (w) to engage in any line of business, (x) to compete with any Person or operate in any geographical location, (y) could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Effective Time, Parent, the Surviving Corporation, or their respective Subsidiaries), or (z) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

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(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $500,000;
(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money or deferred payment, whether as borrower or lender, in each case in excess of $250,000, other than loans to direct or indirect wholly-owned Subsidiaries of the Company;
(vii) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $500,000 in any year;
(viii) any settlement, conciliation, or similar Contract with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries is obligated to pay after the date of this Agreement consideration in excess of $250,000;
(ix) any Company IP Agreement;
(x) relates to any acquisition by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $150,000 in the aggregate;
(xi) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, or in which the Company or one if its Subsidiaries owns more than a 15% voting or economic interest or any obligation of more than $250,000 in the aggregate;
(xii) contains any covenant granting “most favored nation” status for any party thereto;
(xiii) contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the Company or any of its Affiliates, except for any such Contract that was (x) distributed by the Company Financial Advisor and (y) executed by the Company;
(xiv) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business consistent with past practice;

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(xv) any Contract that contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any assets that have a fair market value or purchase price of more than $50,000 in the aggregate; or
(xvi) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract.
(b) Schedule of Material Contracts; Documents. Section 3.16(b) of the Company Disclosure Schedule sets forth a list as of the date hereof of all Company Material Contracts. The Company has made available to Parent copies of all Company Material Contracts, including any amendments, modifications or supplements thereto.
(c) No Breach. (i) The Company Material Contracts are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and are in full force and effect, (ii) neither the Company nor any of its Subsidiaries and, to the Company’s Knowledge, no counterparty, is or is alleged to be in material breach or material violation of, or material default under, any Company Material Contract or Customer Contract, and (iii) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such counterparty intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.
Section 3.17 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and scope consistent with customary industry practice and sufficient to comply with applicable Law. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (b) all of the Policies are in full force and effect and all premiums due and payable thereon from the Company or its Subsidiaries have been paid in full. To the Knowledge of the Company, no insurance broker or carrier for the Policies has delivered a notice that such broker or carrier for the Policies will not be willing or able to renew its existing coverage in any material respects under the Policies with respect to the Company and its Subsidiaries and their respective assets, properties and operations.
Section 3.18 Customers. Section 3.18 of the Company Disclosure Schedule sets forth a true and accurate list of the (i) names of the top fifteen customers of the Company (on a consolidated basis) (by dollar volume of sales to such customers), for fiscal year 2009 and the nine-month period ended September 30, 2010, and (ii) the primary operative Contract with such customers (each a “Customer Contract”). Except as set forth on Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice, and to the Company’s Knowledge, the Company and its Subsidiaries have not received any oral notice, from any such customer to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying, materials, products or services from the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

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Section 3.19 FCPA. None of the Company, any Subsidiary of the Company or, to the Company’s Knowledge, any directors or officers, agents or employees of the Company or any Subsidiary of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) as if FCPA applied to any of such Persons; or (c) made any payment in the nature of criminal bribery.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.
Section 4.02 Authority; Non-contravention; Governmental Consents.
(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub) are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.
(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (1)-(4) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default under (or an event

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which with notice or lapse of time would become a default), or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, vesting or cancellation, right to receive any payment or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not result in, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(c) Governmental Consents. No Consent of any Governmental Entity or third-party is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (2) the filing of the Information Statement with the SEC in accordance with the Exchange Act in connection with the Merger, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (3) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (4) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country; and (5) such other Consents which if not obtained or made would not, individually or in the aggregate, result in a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 4.03 Information Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to the statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Information Statement.
Section 4.04 Financial Capability.
(a) Parent has delivered to the Company a complete and correct copy of the executed equity commitment letter from Guarantor pursuant to which, and subject to the terms and conditions of which, Guarantor has agreed to provide equity financing (the “Equity Financing”) to Parent in connection with the transactions contemplated by this Agreement (the “Equity Commitment Letter”). The Equity Commitment Letter is in full force and effect as of the date hereof. The aggregate proceeds contemplated by the Equity Commitment Letter shall be sufficient to enable Parent and the Surviving Corporation to pay the aggregate Merger Consideration, aggregate Company Stock Option Consideration, aggregate Company Stock Award Consideration, and satisfy all other obligations provided for in, and necessary to, consummate the transactions contemplated by this Agreement. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof and is entitled to enforce such agreement, subject to the terms and conditions set forth therein.

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(b) As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), on the part of Parent under the Equity Commitment Letter or, to the knowledge of Parent, any other party to the Equity Commitment Letter.
Section 4.05 Legal Proceedings. As of the date hereof, there is no pending, or to the knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor or any of their respective properties or assets or, to the knowledge of Parent, any executive officer or director of Parent or Merger Sub in their capacities as such, in each case by or before any Governmental Entity (or that may come before any Governmental Entity) that, if adversely decided, would result in a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement. None of Parent or Merger Sub is subject to any Order, whether temporary, preliminary or permanent, which would result in a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 4.06 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.
Section 4.07 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantee.
Section 4.08 Interested Holder. Neither Parent or Merger Sub are an “interested stockholder” of the Company as that term is defined in Section 203 of the DGCL.
ARTICLE V
COVENANTS
Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or denied), conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or denied other than with respect to Sections 5.01(b), (c), (g), (j), (m) and (o), for which Parent’s consent shall be given in its sole discretion), directly or indirectly:
(a) amend, supplement, modify or otherwise change or propose to amend, supplement, modify or otherwise change its Charter Documents;

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(b) (i) split, subdivide, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities (unless the acquisition of such Company Securities is pursuant to an escrow arrangement with a Company Subsidiary existing as of the date of this Agreement and in accordance with the terms thereof), (iii) declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends paid to the Company or any of its Subsidiaries from a direct or indirect wholly-owned Subsidiary of the Company) or (iv) enter into, modify, amend or supplement any Contract relating to any Company Securities;
(c) issue, transfer, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities or authorize, propose or agree to the issuance, transfer, sale, pledge, disposition or encumbrance of, any Company Securities or Company Subsidiary Securities, other than (i) in accordance with Section 2.07(c) hereof, (ii) the issuance of Shares upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, or (iii) the issuance of Shares in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms;
(d) except as required by applicable Law or by any Company Employee Plan or written Contract that has been disclosed or made available to Parent in effect as of the date of this Agreement and in accordance with the terms thereof, (i) grant or announce any equity or incentive awards or, other than in connection with annual increases of base salary the ordinary course of business consistent with past practice with respect to employees (other than directors and officers), increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to its directors, officers or employees, (ii) enter into any new, or amend in any material respect any existing, employment, severance, consulting, bonus, retention, retirement, change in control or similar agreement with any of its past or present officers or employees, (iii) establish, adopt, enter into, amend, materially increase benefits under or terminate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice, (iv) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $150,000 or (v) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Employee Plan in effect on the date of this Agreement to any employee, officer or director of the Company or any of its Subsidiaries, whether past or present;

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(e) acquire (whether by merger, consolidation, business combination, recapitalization, sale, liquidation, dissolution, winding-up, spin-off, split-off, share exchange or similar transaction, or by lease, license, long-term supply arrangements or other transaction having the same economic effect as an acquisition), any business or interest in any Person or division thereof or any assets thereof for consideration in excess of $100,000 individually, or $500,000 in the aggregate, or make any loans, advances or capital contributions to or investments in any Person (other than loans, advances or capital contributions to wholly-owned Subsidiaries, fees for services and advancement of reimbursable expenses, in each case in the ordinary course of business consistent with past practice);
(f) (i) transfer, license, sell, lease, abandon, assign or otherwise dispose of any assets of the Company or any of its Subsidiaries (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment in the ordinary course of business consistent with past practice, or (ii) adopt, enter into or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(g) repurchase, redeem, defease, cancel, assume, incur or otherwise become responsible for, or acquire or modify the terms of, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, incur any capital lease obligations, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables and any payments due or borrowings under the Company’s revolving credit facility in the ordinary course of business consistent with past practice;
(h) (i) other than as consistent with the Company’s past practice and on customary terms and conditions that do not involve an amount in excess of $250,000 individually, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Customer Contract, Company Material Contract or any Material Lease or any other Contract or Lease that, if in effect as of the date hereof, would constitute a Customer Contract, Company Material Contract or Material Lease, (ii) waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or any liability or obligation owing to the Company or any of its Subsidiaries under, any Customer Contract, Company Material Contract or any Material Lease or any other Contract or Lease that, if in effect as of the date hereof, would constitute a Customer Contract, Company Material Contract or Material Lease, or (iii) amend or modify in any material respect the engagement letter with the Company Financial Advisor listed in Section 3.10 of the Company Disclosure Schedule;

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(i) settle, release, waive or compromise any pending or threatened Legal Action of or against the Company or any of its Subsidiaries for an amount in excess of $100,000 individually or $500,000 in the aggregate, or entailing the incurrence of (x) any obligation or liability of the Company or any of its Subsidiaries in excess of such amounts, or (y) any obligation that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;
(j) make any change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(k) (i) settle or compromise any Tax claim, audit or assessment, (ii) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries;
(l) implement any employee layoffs that would implicate the WARN Act;
(m) except in connection with actions permitted by Section 5.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
(n) authorize, or make any commitment with respect to, any single capital expenditure in excess of $200,000 or capital expenditures for the Company and its Subsidiaries in excess of $750,000 in the aggregate;
(o) enter into any new line of business outside of its existing business segments;
(p) pay, discharge, settle or satisfy any material Liabilities, other than (i) performance of contractual obligations in accordance with their terms, or (ii) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice;
(q) fail to maintain in full force and effect, let lapse or abandon any material Company IP;
(r) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

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(s) enter into any transaction that would require disclosure on Section 3.11 of the Company Disclosure Schedule;
(t) dismiss the Company’s auditor, unless the Company determines in good faith that there is a business reason for such dismissal and the Company must notify Parent of such proposed dismissal prior to dismissal;
(u) enter into any collective bargaining agreement or other Contract or relationship with any labor organization, work council, trade union or similar employee representative; or
(v) agree, authorize or commit to do any of the foregoing.
Section 5.02 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms of this Agreement, complete control and supervision over their respective businesses, assets, and operations.
Section 5.03 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, willfully take, or agree or commit to take, any action intended to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 5.04 Access to Information; Confidentiality.
(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives (including financing sources and their respective Representatives), upon reasonable prior notice, reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information pursuant to this Section 5.04(a) to the extent that the Company has determined in good faith (after consultation with its outside legal counsel) that such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated September 27, 2010, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

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Section 5.05 No Solicitation.
(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Affiliates, directors, officers, employees, members, advisors, agents, representatives and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission or making of any Takeover Proposal or, subject to Section 5.05(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver (except a waiver of the standstill provisions of the Confidentiality Agreement) or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal. The Company shall deliver a written notice to each such third party to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries, subject to the terms of any confidentiality agreement between the Company and such Person.
(b) Notwithstanding Section 5.05(a), prior to the Fiduciary Date, the Company’s Board of Directors, directly or indirectly through any Representative, may, subject to Section 5.05(c) and Section 5.05(d) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal after the date hereof in writing, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, in a manner consistent with the Company’s past practice in dealing with the disclosure of commercially sensitive non-public information of the Company or any of its Subsidiaries in the context of evaluating Takeover Proposals prior to the date of this Agreement; provided, that the Company will promptly provide, in accordance with the terms of the Confidentiality Agreement, to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent, but in each case referred to in the foregoing clauses (i) and (ii), only if (1) the Company’s Board of Directors determines in good faith (after consultation with

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its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Board of Directors to the Company’s stockholders under applicable Law, (2) the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (3) such Takeover Proposal is not a result of the Company’s or any of its Representative’s breach of Section 5.05(a). Nothing contained herein shall prevent the Company’s Board of Directors from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with its outside legal counsel, that failure to disclose such position would reasonably be expected to constitute a violation of applicable Law.
(c) From and after the date hereof, the Company shall, within one (1) Business Day notify Parent in writing if the Company or any of its Subsidiaries or Representatives receives any Takeover Proposal or any request to engage in negotiation that could reasonably be expected to result in a Takeover Proposal, in each case, including the identity of the Person making such Takeover Proposal and the material terms and conditions of such Takeover Proposal or potential Takeover Proposal. The Company shall keep Parent reasonably informed on a current and timely basis of any changes to the financial terms, conditions or other material terms of such Takeover Proposal. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such written material contains any financial terms, conditions or other material terms of any Takeover Proposal) sent by or provided to the Company, any of its Subsidiaries, or any of its or their Representatives in connection with such Takeover Proposal. The Company shall also promptly notify Parent of any breach, of which the Company has Knowledge, of any existing standstill agreement with any third party by the counterparty thereto, or any request by any third party to waive, release or otherwise exempt such third party under any standstill agreement.
(d) Except as set forth in this Section 5.05(d), the Company’s Board of Directors shall not authorize or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing sentence but subject to compliance with Section 5.05(b) and Section 5.05(c), at anytime prior to the Fiduciary Date, the Company’s Board of Directors may enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement in respect of a Superior Proposal only if (i) (A) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Notice Period”) before authorizing or entering into (or causing or authorizing a Subsidiary to enter into) such Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company’s Board of Directors intends to declare a Superior Proposal and, absent any change to terms and conditions of this Agreement, that the Company’s Board of Directors intends to authorize the Company to enter into such Company Acquisition Agreement, (B) the Company attaches to such notice the most current version of the proposed Company Acquisition Agreement (which version shall, if amended or revised, be updated on a prompt basis and in any event within twenty-four (24) hours of such amendment or update) and discloses the identity of the third party making such Superior Proposal, and (C) the Company uses (and

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causes it Subsidiaries to use) its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments, and permit Parent and its Representatives, during the Notice Period, to make a presentation to the Company’s Board of Directors regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that in the event of any material revisions to the financial terms, conditions or other material terms of the Takeover Proposal that the Company’s Board of Directors has determined to be a Superior Proposal, the Company shall deliver a new written notice to Parent, a new Notice Period shall commence, and the Company and Parent shall comply with the requirements of this Section 5.05(d) with respect to such new written notice; (ii) the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during any applicable Notice Period(s) in the terms and conditions of this Agreement; and (iii) at the time the Company is permitted to terminate, and terminates, this Agreement pursuant to Section 7.04(a), the Company shall pay any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein.
Section 5.06 Information Statement; Merger Consent.
(a) The Company shall, in accordance with the DGCL and the Company’s Charter Documents, take all action necessary to seek and obtain the Requisite Company Vote by written consent of the stockholders of the Company in the form attached as Exhibit B (the “Merger Consent”) and deliver the Merger Consent to Parent no more than one (1) Business Day after the execution of this Agreement. The Merger Consent shall automatically terminate upon, and be of no further force and effect from and after, any termination of this Agreement. The Company shall comply with the DGCL, the Company’s Charter Documents, and the Exchange Act (including Regulation 14C and Schedule 14C promulgated under the Exchange Act) in connection with the Merger Consent, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 5.06(b) and providing a description of the appraisal rights of holders of Company Common Stock available under Section 262 of the DGCL, and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Company Common Stock not executing the Merger Consent.
(b) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Information Statement with the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable (and after consultation with Parent) to any comments made by the SEC with respect to the Information Statement and to cause the Information Statement to be mailed to the stockholders of the Company as promptly as practicable after confirmation from the SEC that it has no further comments on the Information Statement (or that the Information Statement is otherwise not to be reviewed by the SEC). Parent and Merger Sub shall reasonably cooperate with the Company in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company with the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. Prior

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to the filing with the SEC, or the mailing to the Company’s stockholders, of the Information Statement, the Company shall provide Parent with a reasonable opportunity to review and reasonably comment on, and the Company shall consider all reasonable comments proposed by Parent with respect to, the Information Statement. The Company shall notify Parent reasonably promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Information Statement. The Company shall provide Parent with a reasonable opportunity to review and reasonably comment on any such comments or requests from the SEC or its staff and the Company shall reasonably consider all comments proposed by Parent in connection with any filings with the SEC or its staff in response thereto, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. If required by applicable Law, each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction.
Section 5.07 Notices of Certain Events. The Company shall notify Parent and Merger Sub in writing, and Parent and Merger Sub shall notify the Company in writing, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the failure to have such consent would have a material adverse effect on the ability of the party receiving such communication to consummate the transactions contemplated by this Agreement, (ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement (“Transaction Litigation”), and (iv) the occurrence or the non-occurrence of any event, condition, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. The failure to comply with this Section 5.07 will not, in and of itself, constitute the failure of the condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, unless such failure to comply materially prejudices the other party’s ability to exercise its rights or remedies under this Agreement prior to Closing; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not cure any breach of any representation, warranty or covenant for any purpose under this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.
Section 5.08 Transaction Litigation. The Company shall control the defense, settlement and/or prosecution of any Transaction Litigation; provided, that the Company shall keep Parent reasonably informed with respect to the status of such Transaction Litigation and shall reasonably consult with Parent with respect to the defense or settlement of such Transaction Litigation.

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Section 5.09 Employees; Benefit Plans.
(a) For a period of not less than one (1) year following the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation (the “Company Continuing Employees”) shall receive salaries and employee benefits (other than any equity-based benefits) that are substantially comparable, in the aggregate, to similarly-situated employees of the Company immediately prior to the Effective Time.
(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangement maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time or later, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable); provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.
(c) With respect to any Parent Benefit Plan that is a medical, dental, vision or prescription benefit plan in which any Company Continuing Employees will participate effective in the plan year in which the Closing Date occurs, Parent shall use commercially reasonable efforts to cause the insurer or third-party administrator of such Parent Benefit Plan (i) to waive for the plan year in which the Closing occurs all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Continuing Employees to the extent waived or satisfied under the corresponding Company Employee Plan as of the Closing Date, and (ii) to provide each Company Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in the plan year in which the Closing Date occurs for purposes of satisfying any applicable co-payment or deductible requirements under any such Parent Benefit Plan in the plan year in which the Closing Date occurs.
(d) This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.09 shall not create any right in any Company Employee or any other Person to any continued employment or any term or condition of employment with the Surviving Corporation, Parent or any of their respective Subsidiaries.

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(e) With respect to matters described in this Section 5.09, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.
Section 5.10 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time since February 1, 2006 or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company’s Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and set forth on Section 5.10 of the Company’s Disclosure Schedule (collectively, the “Indemnification Documents”), shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b) For the greater of six (6) years after the Effective Time or, with respect to any Indemnified Party that is party to an Indemnification Document, the maximum period under which rights to indemnification are provided under such Indemnification Document, to the fullest extent permitted under applicable Law and on the terms and conditions set forth in the applicable Indemnification Document, the Surviving Corporation (the “Indemnifying Party”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall promptly reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law or under the terms and conditions set forth in the applicable Indemnification Document; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).
(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous, in the aggregate, to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement). The Company shall have a reasonable period of time to review and approve such “tail” insurance policies.

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(d) The obligations of Parent and the Surviving Corporation under this Section 5.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10), unless such modification is required by applicable Law.
(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.11 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions within such party’s control to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary material consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions (provided that each party may, at its discretion, impose reasonable safeguards to prevent the disclosure of competitively-sensitive information of such party to the other party). Each party hereto shall, to the extent permitted by applicable Law, promptly inform the other party or parties hereto, as the case may be, of any communication from any

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Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).
(b) Without limiting the generality of the undertakings pursuant to Section 5.11(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within ten (10) Business Days of the date of this Agreement and all filing fees in connection therewith shall be borne solely by Parent) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.11(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.
(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the parties shall cooperate in all respects and shall each use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

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(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates.
Section 5.12 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be in the form attached hereto as Exhibit C (the “Initial Press Release”). From the date hereof and thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except (i) for such release or announcement may be permitted by the last sentence of Section 5.05(b), (ii) if a party hereto determines in good faith (after consultation with its legal counsel) that such release or announcement is required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance, or (iii) for the Initial Press Release. If and to the extent that this Section 5.12 conflicts with the Confidentiality Agreement, this Section 5.12 shall control in all respects.
Section 5.13 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

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Section 5.14 Financing; Updated Financial Information.
(a) Upon request of Parent, the Company shall provide and shall cause its Subsidiaries to provide, reasonable cooperation and assistance to Parent in connection with the arrangement of debt financing pursuant to an executed commitment letter, dated as of the date hereof, which Parent has furnished to the Company on the date hereof (the “Debt Financing”), which shall include (i) participating in meetings, presentations (including rating agency presentations), road shows, and due diligence sessions; (ii) assisting with the preparation of a customary bank information memoranda required in connection with the Debt Financing; (iii) executing and delivering any guarantee or pledge and security documents with respect to the Company or its Subsidiaries, or other definitive financing documents and providing back-up information reasonably necessary and customary to complete any certificates required to be delivered to the lender providing the Debt Financing; (iv) permitting the prospective lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ cash management and accounting systems for the purpose of establishing collateral arrangements, and establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that such accounts, agreements and arrangements should not become active or take effect until the Effective Time); and (v) assisting Parent in obtaining payoff letters and termination statements as may be reasonably requested by Parent to extinguish indebtedness of the Company and security interests related thereto; provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of the Company. Neither the Company nor any Subsidiary shall be required to pay any commitment fee or similar fee or incur any liability (other than costs and expenses that are reimbursable pursuant to this Section 5.14(a)) with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with the cooperation required by this Section. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries. Notwithstanding anything to the contrary herein, it is understood and agreed by the parties hereto that the conditions set forth in Section 6.02(b), as applied to the Company’s obligations under this Section 5.14(a), shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s Willful Breach of its obligations under this Section 5.14(a). Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action that the Company or any of its Subsidiaries are obligated or requested by Parent or any of its Representatives to take in accordance with this Section 5.14(a)) and any information utilized in connection therewith (other than historical information relating to Company or its Subsidiaries provided by the Company in writing specifically for use in the Debt Financing offering documents). Notwithstanding anything to the contrary set forth herein, but subject to the expiration of the Marketing Period, Parent’s obtaining the Debt Financing is not a condition to the obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, or to perform their respective obligations hereunder.
(b) For the end of each month during the period beginning with the month of January 2011 and ending on the Closing Date, the Company shall deliver to Parent within thirty (30) days of such month end a true, correct and complete copy of the unaudited monthly financial statements of the Company and its Subsidiaries for such month, prepared on a basis consistent with the Company’s past practice and within forty-five (45) days of the end of each fiscal quarter during the period beginning on the date hereof and ending on the Closing Date, the Company shall deliver to Parent a true, correct and complete copy of the unaudited quarterly financial statements of the Company and its Subsidiaries for such fiscal quarter, prepared on a basis consistent with the Company’s past practice.

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Section 5.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 5.17 Termination of Certain Affiliate Contracts. During the period beginning on the date hereof and ending on the Closing Date, the Company shall, and shall cause its Subsidiaries to, take such action as may be necessary to cause the Contracts with Affiliates listed on Section 6.02(e) of the Company Disclosure Schedule to be terminated as of the Effective Time on terms and conditions reasonably satisfactory to Parent.
Section 5.18 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company’s Board of Directors who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.
ARTICLE VI
CONDITIONS
Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of each of the following conditions:
(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote in accordance with applicable Law and the Company’s Charter Documents.
(b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.
(c) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

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Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or written waiver by Parent and Merger Sub on or prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company (other than the Specified Representations) set forth in Article III of this Agreement (disregarding all qualifications as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.01(d) (second sentence), Section 3.02(a) and Section 3.02(b)(i) (first sentence) shall be true and correct in all respects (other than such inaccuracies as are de minimis relative to such Section) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects (other than such inaccuracies as are de minimis relative to such Section) as of that date), and (iii) the Specified Representations not referred to in subsection (ii) above shall be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).
(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder prior to the Effective Time.
(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, condition, change or effect that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(d) Information Statement. The Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 5.06(b) and 20 days shall have elapsed since the date of such mailing.
(e) Termination of Related Party Transactions. Parent will have received evidence reasonably satisfactory to Parent of the termination of those related party transactions set forth on Section 6.02(e) of the Company Disclosure Schedule.
(f) FIRPTA. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company (signed under penalties of perjury), pursuant to Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations promulgated under the Code, certifying that an interest in the Company is not a U.S. real property interest as defined in Section 897(c) of the Code for the applicable period described in Section 897(c)(1)(ii) of the Code.

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(g) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.
Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or written waiver by the Company on or prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder prior to the Effective Time.
(c) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent and the Company.
Section 7.02 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) if the Merger has not been consummated on or before the date that is 120 days after the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement was the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; or

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(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement was the principal cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.
Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) if the Company (or, if applicable, a Subsidiary of the Company) shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or
(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or is not cured by the Company within 30 days after it receives written notice of such breach from Parent; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) the failure of Parent and any officer or employee of the Company or any of its Subsidiaries to agree on the terms or conditions of such officer’s or employee’s employment, compensation, and equity ownership (if any) arrangements following the Closing shall not, in and of itself: (x) constitute a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, (y) constitute a Company Material Adverse Effect, or (z) give rise to any termination right of Parent under this Agreement, and (ii) such agreement or employment shall not be a condition to the obligations of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, or to perform their respective obligations hereunder.; or
(c) if the Merger Consent, duly executed by the stockholders of the Company who beneficially own a number of shares of the Company Common Stock sufficient for obtaining the Requisite Company Vote, shall not have been delivered to Parent by 5:00 p.m., New York City Time, on the first Business Day after the date hereof.
Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) if, prior to the Fiduciary Date, the Company’s Board of Directors authorizes the Company, subject to full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall pay any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

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(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date or is not cured by Parent within 30 days after it receives written notice of such breach from the Company.
Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any Affiliate, stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.04(b), Section 5.12, this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of actual fraud or the willful or intentional breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
Section 7.06 Fees and Expenses.
(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a) or Section 7.03(c), then the Company shall pay to Parent or its designee (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Termination Fee.
(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent or its designee (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Termination Fee.
(c) If (i) this Agreement is terminated (x) by Parent pursuant to Section 7.03(b) or (y) by either the Company or Parent pursuant to Section 7.02(a), (ii) any Person shall have made a Takeover Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Article VII and (iii) within twelve (12) months after the date this Agreement is terminated pursuant to Article VII, the Company or any of its Affiliates enters into a definitive agreement in connection with such Takeover Proposal which is subsequently consummated or consummates a transaction in connection with a Takeover Proposal (regardless of whether such Takeover Proposal is the same one referred to in clause (ii) above), then the Company shall pay Parent’s designee(s), on the date such transaction in connection with a Takeover Proposal is consummated, the Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.06(d), if any) (by wire transfer of immediately available funds). For the purpose of this Section 7.06(c), all references in the term Takeover Proposal to “15% or more” will be deemed to be references to “more than 50%”.

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(d) In the event this Agreement is terminated by Parent pursuant to Section 7.03(b) in connection with a Willful Breach on the part of the Company and the Termination Fee is not then payable pursuant to Section 7.06(c), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Parent’s out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), which amount shall in no event exceed $3,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.06(c) shall not relieve the Company of its obligations to pay Parent Expenses pursuant to this Section 7.06(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.06(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee, except that the Termination Fee shall be reduced by the amount of any Parent Expenses previously paid to Parent pursuant to this Section 7.06(d), if any.
(e) Each party acknowledges and agrees that (i) the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement and (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.06(a), Section 7.06(b), or Section 7.06(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.
(f) If the Company fails to promptly pay any amount due pursuant to Section 7.06 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 7.06 or any portion thereof, the Company shall pay to Parent, the costs and expenses (including attorneys’ fees) incurred by Parent and its Affiliates in connection with such suit, together with interest on the payment amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event that the Termination Fee becomes payable, the Agreement is terminated and the Termination Fee is paid in full by the Company pursuant to Section 7.06, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy under this Agreement.

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(g) Except as otherwise expressly set forth herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.
Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Requisite Company Vote is obtained, by written agreement signed by the Company and Parent; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.
Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” has the meaning set forth in Section 3.03(c).
“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Philadelphia, Pennsylvania are authorized or required by Law or other governmental action to close.
“Cancelled and On Hold Trials” has the meaning set forth in Section 3.15(f).

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“Certificate” has the meaning set forth in Section 2.02(a).
“Certificate of Merger” has the meaning set forth in Section 1.03.
“Charter Documents” has the meaning set forth in Section 3.01(b).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“COBRA” means Section 4980B of the Code and Section 601 et. seq. of ERISA and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” has the meaning set forth in Section 4.04(a).
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.05(a).
“Company’s Board of Directors” has the meaning set forth in the Recitals.
“Company’s Board of Directors Recommendation” has the meaning set forth in Section 3.03(d).
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Continuing Employees” has the meaning set forth in Section 5.09(a).
“Company Disclosure Schedule” has the meaning set forth in the introductory language in Article III.
“Company Employee” has the meaning set forth in Section 3.12(a).
“Company Employee Agreement” means any Contract between the Company or any of its Subsidiaries and a Company Employee.
“Company Employee Plans” has the meaning set forth in Section 3.12(a).
“Company Equity Award” means a Company Stock Option or a Company Stock Award, as the case may be.
“Company Financial Advisor” has the meaning set forth in Section 3.10.
“Company IP” means all Intellectual Property that is owned solely or jointly, used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.

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“Company IP Agreements” has the meaning set forth in Section 3.07(d).
“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or effect (whether or not constituting a breach of a representation, warranty, covenant or agreement set forth herein) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), liabilities or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations or consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes to the extent arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial, securities or credit markets (including changes in interest rates or the availability of credit financing) in the United States, (b) any natural disaster, acts of terror, or acts of war, (c) changes that are a result of factors generally affecting the pharmaceutical or clinical research organization industries in which the Company and its Subsidiaries or their customers primarily operate, (d) changes in Laws, including changes in the interpretation of Laws by any Governmental Entity, (e) the public announcement of the transactions contemplated by this Agreement, and (f) any action taken by the Company as expressly required by this Agreement or any action taken by the Company at the express written request of Parent; provided, however, that the events, occurrences, facts, conditions, changes or effects set forth in clauses (a) and (c) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the principal industries in which the Company and its Subsidiaries primarily operate.
“Company Material Contract” has the meaning set forth in Section 3.16(a).
“Company SEC Documents” has the meaning set forth in Section 3.04(a).
“Company Securities” has the meaning set forth in Section 3.02(b).
“Company Stock Award” has the meaning set forth in Section 2.07(b).
“Company Stock Award Consideration” has the meaning set forth in Section 2.07(b).
“Company Stock Option” has the meaning set forth in Section 2.07(a).
“Company Stock Option Consideration” has the meaning set forth in Section 2.07(a).
“Company Stock Plans” has the meaning set forth in Section 3.02(b).
“Company Subsidiary Securities” has the meaning set forth in Section 3.02(c).
“Company Systems” has the meaning set forth in Section 3.07(i).
“Confidentiality Agreement” has the meaning set forth in Section 5.04(b).

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“Consent” has the meaning set forth in Section 3.03(c).
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.
“Customer Contract” has the meaning set forth in Section 3.18.
“Debt Financing” has the meaning set forth in Section 5.14(a).
“DGCL” has the meaning set forth in Section 1.01.
“Disinterested Director” shall mean any director of the Company who does not have any relationship, interest, understanding or arrangement (in each case, direct or indirect, and with the exception of reasonable fees paid to such director for serving on the Company’s Board of Directors) that would cause such director to have an interest in the Merger in addition to or different from that of the Company’s stockholders.
“Dissenting Shares” has the meaning set forth in Section 2.03.
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 7.02(a).
“Environmental Laws” means any applicable Law, and any Order or Contract with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Equity Commitment Letter” has the meaning set forth in Section 4.04(a).
“Equity Financing” has the meaning set forth in Section 4.04(a).

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“Exchange Act” has the meaning set forth in the introductory language of Article III.
“Federal Health Care Program” has the meaning set forth in Section 3.15(a).
“FCPA” has the meaning set forth in Section 3.19.
“Fiduciary Date” means 5:00 p.m. (New York City time) on January 31, 2011.
“Financing” has the meaning set in Section 5.14(a).
“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).
“Foreign Subsidiary” means any Subsidiary of the Company that is not a United States Person within the meaning of Section 7701(a)(30) of the Code.
“GAAP” has the meaning set forth in Section 3.04(b).
“Governmental Antitrust Authority” has the meaning set forth in Section 5.11(b).
“Governmental Entity” has the meaning set forth in Section 3.03(c).
“Guarantee” has the meaning set forth in the Recitals.
“Guarantor” has the meaning set forth in the Recitals.
“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Health Care Regulatory Laws” mean (i) 21 U.S.C. §§ 301 et seq. (the Federal Food Drug and Cosmetic Act) and the regulations promulgated thereunder; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk (the Medicare statute), and the regulations promulgated thereunder; (iii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396dd (the Medicaid statute) and the regulations promulgated thereunder; (iv) TRICARE, 10 U.S.C. § 1071 et seq. and the regulations promulgated thereunder, ((ii), (iii) and (iv) each, a “Federal Health Care Program”); (v) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. §§ 1320a-7b(b) and the regulations promulgated thereunder; (vi) the False Claims Act, 31 U.S.C. §§ 3729-3733 and the regulations promulgated thereunder; (vii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812 and the regulations promulgated thereunder; (viii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58 and the regulations promulgated thereunder; (ix) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b and the regulations promulgated thereunder; (x) the Exclusion Laws, 42 U.S.C. § 1320a-7 and the regulations promulgated thereunder; (xi) the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191 and the regulations promulgated thereunder; (xii) any foreign, federal, state and local privacy statutes, regulations and orders; (xiii) Title 45 part 46 of the Code of Federal Regulations (the regulations promulgated by the Health and Human Services Office of Human Rights Protection); (xiv) the Belmont Code; (xv) the Declaration of Helsinki; (xvi) the International Conference on Harmonization (ICH) Consolidated Guidance on Good Clinical Practice E6 and Good Distributions Practices, including any ICH clinical risk management and general principles; (xvii) the Protection of Human Subjects and Financial Disclosure requirements of 21 CFR Parts 50 and 54; (xviii) the Electronic Records; Electronic Signatures requirements of 21 CFR Part 11; (xix) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. and the regulations promulgated thereunder; (xx) the foreign, state and local equivalents of such Laws in jurisdictions where it does business; and each of (i) through (xx) as amended from time to time.

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“HIPAA” means the requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191 and the regulations promulgated thereunder.
“HSR Act” has the meaning set forth in Section 3.03(c).
“Indemnification Documents” has the meaning set forth in Section 5.10(a).
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Indemnifying Party” has the meaning set forth in Section 5.10(b).
“Information Statement” has the meaning set forth in Section 3.03(c).
“Initial Press Release” has the meaning set forth in Section 5.12.
“Intellectual Property” means any and all (i) trademarks, service marks, designs, logos, trade dress, trade names, and Internet domain names, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (ii) original works of authorship and copyrights (including “look-and-feel”) and database rights (collectively, “Copyrights”); (iii) patents and patent disclosures (collectively, “Patents”); (iv) trade secrets and know-how (whether or not patentable), designs and inventions (whether or not patentable), technologies, processes, techniques, methods, plans, specifications, ideas, research and development and other confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (v) software (including source code, executable code, data, databases, firmware and related documentation) (collectively, “Software”); (vi) similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the Laws of any jurisdiction throughout the world; (vii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium); and (viii) all applications, registrations, renewals, issues, reissues, divisions, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection with any of the foregoing.
“IRS” means the United States Internal Revenue Service.

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“Knowledge” means the actual knowledge of the executive officers of the Company set forth on Section 8.01 of the Company’s Disclosure Schedule; provided that such individuals shall conduct reasonable and due inquiry in connection with any applicable matters; provided further, that for purposes of this definition, “reasonable and due inquiry” shall mean reviewing this Agreement and inquiring of the employee(s) responsible for the subject matter in question as to the accuracy of the representation, warranty or other provision of this Agreement relating to such subject matter and any follow-up inquiries of such responsible employees reasonably warranted by the information disclosed by such employees.
“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.
“Lease” means all leases, subleases and other agreements pursuant to which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property.
“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary pursuant to a Lease.
“Legal Action” has the meaning set forth in Section 3.09.
“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Licensed Company IP” means all Company IP that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any Contract entered into with the sole owner, or one or more joint owner(s), of such Company IP.
“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, easements or rights of use, rights of way, encroachments, restrictive covenants, transfer restrictions and security interests of any kind or nature whatsoever.
“Loan Agreement” means that certain Revolving Credit and Security Agreement by and among PNC Bank and the Company, dated as of November 1, 2006, as amended, modified or supplemented from time to time.
“Marketing Period” means the period beginning on the date of this Agreement and ending on February 15, 2011, provided that such date shall be tolled for so long as the Company fails to comply with its obligations pursuant to Section 5.14 (and such failure constitutes a Willful Breach of such Section), further provided that such tolling shall not extend the Marketing Period past three (3) Business Days prior to the End Date.
“Material Lease” means any Lease requiring rental and other payments in excess of $25,000 annually, as averaged over the term thereof.
“Merger” has the meaning set forth in Section 1.01.

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“Merger Consent” has the meaning set forth in Section 5.06(a).
“Merger Consideration” has the meaning set forth in Section 2.01(b).
“Merger Sub” has the meaning set forth in the Preamble.
“Minimum Condition” has the meaning set forth in Section 5.16.
“Notice Period” has the meaning set forth in Section 5.05(d).
“Order” has the meaning set forth in Section 3.09.
“Owned Company IP” means all Company IP that is not Licensed Company IP.
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plans” has the meaning set forth in Section 5.09(b).
“Parent Financing Sources” has the meaning set forth in Section 8.13(c).
“Paying Agent” has the meaning set forth in Section 2.02(a).
“Payment Fund” has the meaning set forth in Section 2.02(a).
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation (provided appropriate reserves required pursuant to GAAP have been made in respect thereof).
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
“PFIC” has the meaning set forth in Section 1.01(q).

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“Policies” has the meaning set forth in Section 3.17.
“Representatives” has the meaning set forth in Section 5.05(a).
“Requisite Company Vote” has the meaning set forth in Section 3.03(a).
“SEC” has the meaning set forth in the introductory language of Article III.
“Securities Act” has the meaning set forth in Section 3.11.
“Share(s)” has the meaning set forth in Section 2.01(a).
“SOX” has the meaning set forth in Section 3.04(a).
“Specified Representations” means those representations and warranties set forth in Section 3.01(a), Section 3.01(d), Section 3.02, Section 3.03(a), Section 3.03(d), clause (b) of Section 3.05 and Section 3.11.
“Sponsor” has the meaning set forth in Section 4.04(a).
“Subsidiary” means, when used with respect to any Person, (i) any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.
“Superior Proposal” means a bona fide written Takeover Proposal (with all of the references to “fifteen percent (15%) or more” included in the definition of Takeover Proposal changed to “more than seventy percent (70%)”) that the Company’s Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated in accordance with its terms, after taking into account all legal, financial, regulatory and other aspects of such Takeover Proposal (including the expected timing and likelihood of consummation) and this Agreement (after taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing and the identity of the Person or group making the Takeover Proposal and (b) would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transactions provided for in this Agreement (after taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination).
“Surviving Corporation” has the meaning set forth in Section 1.01.

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“Takeover Proposal” means a proposal, offer or an inquiry from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) or group of Persons relating to any (a) direct or indirect acquisition (whether by merger, consolidation, business combination, recapitalization, sale, liquidation, dissolution, winding-up, spin-off, split-off, share exchange or similar transaction, or by lease, license, long-term supply arrangements or other transaction having the same economic effect as an acquisition), in a single transaction or a series of transactions, of (i) assets (including capital stock or other equity interests of any of the Company’s Subsidiaries) representing fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, or (ii) fifteen percent (15%) or more of the equity interests of the Company, (b) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company or the outstanding shares of the Company Common Stock, or (c) any combination of the foregoing.
“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means a fee in an amount equal to $10,000,000.
“Transaction Litigation” has the meaning set forth in Section 5.07.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“WARN Act” has the meaning set forth in Section 3.12(e).
“Willful Breach” means any intentional and deliberate action taken with the express purpose to breach a specific provision or covenant of this Agreement, including any intentional misrepresentation by or on behalf of the Company with respect to any representation or warranty set forth in Article III.

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Section 8.02 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. To the extent that this Agreement requires a Subsidiary of the Company to take or omit to take any action prior to Closing, such agreement includes the obligation of the Company to cause such Subsidiary to take or omit to take such actions.
(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c) All agreements and covenants hereunder shall be given independent effect so that if a certain action constitutes a default under a certain agreement or covenant, the fact that such action is not prohibited by another agreement or covenant shall not affect the occurrence of such default; provided, that the taking of any action that is expressly permitted or required by an agreement or covenant (so long as such action is taken in accordance with such express provisions) set forth herein shall not constitute a default under any other covenant or agreement set forth herein. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 8.04 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement, whether in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed in the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any claims alleged against any Parent Financing Sources in connection with the Debt Financing shall be governed by New York law.

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Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States Federal Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Parent Financing Sources in connection with the Debt Financing hereby in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of any commitment relating to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York (Borough of Manhattan) or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE GUARANTEE. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

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Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) or e-mail of a pdf document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid with acknowledged receipt. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	c/o Warburg Pincus LLC 450 Lexington Avenue New York, New York 10017 Attention: Jonathan Leff Facsimile: (212) 878-9361

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Facsimile: (212) 446-6460 Attention: Eunu Chun; Christopher Torrente

If to the Company, to:	ReSearch Pharmaceutical Services, Inc. 520 Virginia Drive Fort Washington, Pennsylvania 19034 Attention: Daniel Perlman Facsimile: (484) 540-0770

with a copy (which will not constitute notice to the Company) to:	Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103-6996 Facsimile: (215) 988-2757 Attention: Stephen T. Burdumy, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

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Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.
Section 8.09 No Third Party Beneficiaries. Except (a) for the rights of the holders of the Company Common Stock, Company Stock Options and Company Stock Awards to receive the Merger Consideration, the Company Stock Option Consideration and Company Stock Award Consideration pursuant to Article II, (b) prior to the Effective Time, for the right of the holders of the Company Common Stock, Company Stock Options and Company Stock Awards to pursue claims for damages for any breach of this Agreement by Parent or Merger Sub, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (c) as provided in Section 5.09 and Section 5.10 hereof (which shall be to the benefit of the parties referred to in such section), and (d) Parent’s designee(s) provided in Section 7.06, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The rights granted pursuant to clause (b) of this Section 8.09 shall only be enforceable on behalf of the holders of Company Common Stock, Company Stock Options and Company Stock Awards by the Company in its sole and absolute discretion, as agent for such holders, it being understood and agreed that any and all interests in such claims shall attach to such Company Common Stock, Company Stock Options and Company Stock Awards and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of Company Common Stock, Company Stock Options and Company Stock Awards as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit. Notwithstanding anything herein to the contrary, (i) any Parent Financing Sources in connection with the Debt Financing shall be express third party beneficiaries of and shall be entitled to rely upon Section 8.13(c), Section 8.04, Section 8.05, Section 8.06 and Section 8.09 hereof, and each such Parent Financing Sources and its successors and assigns may enforce such provisions and (ii) Sections 8.13(c), Section 8.04, Section 8.05, Section 8.06 and Section 8.09 hereof (and the related definitions and other provisions of this Agreement to the extent a modification or waiver or termination thereof would serve to modify the substance or provisions of such Sections) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to any such Parent Financing Sources without the prior written consent of such Debt Financing Sources
Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent and/or Merger Sub may assign this Agreement (in whole but not in part) without the consent of any other party hereto (i) to any of its Affiliates, (ii) to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or to otherwise assign as collateral in respect of such Financing) or (iii) to any third party who subsequently purchases all or substantially all of the assets of Parent. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.12 Remedies. Except as otherwise expressly provided in this Agreement and subject to the terms of the Equity Commitment Letter or the Guarantee, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 8.13 Specific Performance.
(a) Subject to Section 8.13(b) and subject to the terms of the Equity Commitment Letter or the Guarantee, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States Federal Court for the District of Delaware (including the Company’s obligation to consummate the Merger, subject to the terms and conditions of this Agreement), in addition to any other remedy to which they are entitled at Law or in equity. Subject to Section 8.13(b), the parties hereto hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If Parent and/or Merger Sub, on the one hand, or the Company, on the other hand, brings any Legal Action to enforce specifically the performance of the terms and provisions hereof by the other party(ies), the End Date shall automatically be extended by (x) the amount of time during which such Legal Action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware court presiding over such Legal Action.
(b) Notwithstanding anything to the contrary in this Section 8.13, the parties hereby acknowledge and agree that in the event that the Termination Fee becomes payable, the Agreement is terminated in accordance with Article VII and the Termination Fee is paid in full by the Company pursuant to Section 7.06, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy under this Agreement and neither Parent nor Merger Sub shall have any right to bring any Legal Action for specific performance or any other Legal Action pursuant to this Section 8.13.

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(c) Notwithstanding anything herein to the contrary, the Company (and each of its Affiliates, directors, officers, employees or agents other than Parent and Merger Sub) shall not have any rights or claims against any debt financing source (which term does not include Guarantor, Parent or any of their respective Affiliates (“Parent Financing Sources”)) in connection with the Debt Financing, and any such Parent Financing Sources shall not have any rights or claims against the Company (or any of its Affiliates, directors, officers, employees or agents other than Parent and Merger Sub), in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.
Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail of a PDF document, shall be effective as delivery of a manually executed counterpart to this Agreement.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RESEARCH PHARMACEUTICAL SERVICES, INC.
By:	/s/ Daniel M. Perlman
	Name:	Daniel M. Perlman
	Title:	Chief Executive Officer and Chairman of the Board of Directors

ROY RPS HOLDINGS CORP.
By:	/s/ Jonathan Leff
	Name:	Jonathan Leff
	Title:	President

RPS MERGER SUB, INC.
By:	/s/ Jonathan Leff
	Name:	Jonathan Leff
	Title:	President

Annex B

Jefferies & Company, Inc.
520 Madison Avenue, 10th Floor
New York, New York 10022
tel (212) 284-2300
fax (212) 284-2111
www.jefferies.com
December 27, 2010
The Board of Directors
ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Fort Washington, Pennsylvania 19034
Members of the Board of Directors:
We understand that ReSearch Pharmaceutical Services, Inc. (the “Company”), Roy RPS Holdings Corp. (“Parent”), and RPS Merger Sub., Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $6.10 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion, we have, among other things:
(i)	reviewed a draft dated December 23, 2010 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above, including the risks and uncertainties of achieving the financial forecasts described in clause (iii) above;

(v)	compared the financial and operating performance of the Company with publicly available information concerning certain other publicly traded companies we deemed relevant and reviewed the current and historical market prices and valuation multiples of the equity securities of such other companies;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.
With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. In that regard, you have instructed us to consider the risks and uncertainties of achieving the Company’s financial forecasts and the possibility that such forecasts will not be realized. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

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It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.
We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We will also be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of Parent and/or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ Jefferies & Company, Inc.
JEFFERIES & COMPANY, INC.

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ANNEX C
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a., b. and c. of this paragraph.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.